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                                                                    EXHIBIT 10.2



             TERMINAL DEVELOPMENT, PRODUCTION AND PURCHASE AGREEMENT


                                 BY AND BETWEEN


                           ASTROLINK INTERNATIONAL LLC


                                       AND


                                  VIASAT, INC.


                        EFFECTIVE AS OF OCTOBER 20, 2000

                                TABLE OF CONTENTS


1.   BACKGROUND AND OBJECTIVES..............................................................      1

   1.1  Background..........................................................................      1

   1.2  Objectives..........................................................................      1

   1.3  Construction and Interpretation.....................................................      2

2.   DEFINITIONS............................................................................      3

   2.1  Certain Definitions.................................................................      3

   2.2  Other Terms.........................................................................      8

3.   SCOPE AND STRUCTURE....................................................................     10

   3.1  General Scope.......................................................................     10

   3.2  Unique Requirements.................................................................     10

   3.3  Coordination with AIL Project Teams.................................................     10

   3.4  Co-Exclusivity......................................................................     10

   3.5  Replacement of Co-Exclusive Vendor..................................................     11

   3.6  Non-Exclusivity.....................................................................     11

   3.7  Strategic Relationship..............................................................     12

4.   TERM...................................................................................     13

5.   TERMINAL DEVELOPMENT...................................................................     13

   5.1  AIL Responsibilities................................................................     13

   5.2  Contractor Responsibilities.........................................................     13

   5.3  Milestone and Payment Schedule......................................................     13

   5.4  Failure to Achieve Milestones.......................................................     13

   5.5  * * *...............................................................................     14

   5.6  Permits.............................................................................     14

   5.7  Cost-Reduction Developments.........................................................     14

   5.8  Sale of Reduced-Cost Modules........................................................     14

6.   ACCEPTANCE AND PRODUCTION..............................................................     15

   6.1  Contractor Responsibilities.........................................................     15

   6.2  Acceptance Testing..................................................................     15

   6.3  Acceptance Testing Failures, Cure Periods and Remedies..............................     16

   6.4  Quality Assurance...................................................................     16

   6.5  Certification.......................................................................     17

   6.6  Type Approval.......................................................................     17

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
   6.7  Production Commitments; Manufacturing Capacity......................................     18

   6.8  * * *...............................................................................     18

   6.9  Optimal In-Country Manufacture and Assembly.........................................     19

   6.10   Spare Parts.......................................................................     19

7.   MARKETING AND BRANDING.................................................................     19

   7.1  Marketing Programs..................................................................     19

   7.2  AIL Marks...........................................................................     19

   7.3  Contractor Marks....................................................................     20

8.   ORDERING...............................................................................     20

   8.1  Orders Generally....................................................................     20

   8.2  Orders from Service Providers.......................................................     20

   8.3  Seed Order..........................................................................     21

   8.4  Minimum Quantity Purchase Commitment (MQPC).........................................     21

   8.5  MQPC Shortfall Liability............................................................     21

   8.6  Forecasts and Reporting.............................................................     21

   8.7  Delivery Dates......................................................................     22

   8.8  Cancellation and Rescheduling of AIL Orders.........................................     22

   8.9  Termination of Orders...............................................................     23

   8.10   Terminal Financing Program........................................................     23

9.   DISTRIBUTION, SHIPPING AND INSTALLATION................................................     24

   9.1  Distribution........................................................................     24

   9.2  Packing.............................................................................     24

   9.3  Shipping............................................................................     24

   9.4  Risk of Loss........................................................................     24

   9.5  Title...............................................................................     25

10.  LICENSES, PROPRIETARY RIGHTS AND ESCROW................................................     25

   10.1   Grants of Licenses to Contractor..................................................     25

   10.2   Grants of Licenses to AIL.........................................................     25

   10.3   Software Licenses and Rights......................................................     26

   10.4   Proprietary Rights................................................................     27

   10.5   Documentation.....................................................................     28

   10.6   Technical Materials Escrow........................................................     29

11.  TRAINING; MAINTENANCE..................................................................     30

   11.1   Training..........................................................................     30

   11.2   Maintenance.......................................................................     31

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
12.  CHANGE PROCEDURES AND CONTRACT MANAGEMENT..............................................     31

   12.1   Development Phase Change Procedures...............................................     31

   12.2   Production Phase Change Procedures................................................     31

   12.3   Contractor-Proposed Changes.......................................................     32

   12.4   Contract Management...............................................................     33

   12.5   Contractor Personnel..............................................................     34

   12.6   Replacement, Qualifications, and Retention of Contractor Personnel................     34

   12.7   AIL Third Party Services and Products.............................................     35

   12.8   Prime Contractor..................................................................     35

   12.9   Contractor's Use of Subcontractors................................................     35

   12.10  On-Site Representatives...........................................................     36

13.  SERVICE STANDARDS......................................................................     36

   13.1   General...........................................................................     36

   13.2   Contractor's Failure to Perform...................................................     37

   13.3   Periodic Reviews..................................................................     37

   13.4   Measurement and Monitoring Tools..................................................     37

   13.5   AIL's Failure to Perform..........................................................     37

   13.6   AIL's Suspension of Work..........................................................     37

   13.7   General Performance Award.........................................................     38

14.  TERMINAL PRICES........................................................................     38

   14.1   General...........................................................................     38

   14.2   Determination of Wholesale Prices; Adjustments....................................     39

   14.3   Most Favored Customer and Benchmarking............................................     39

   14.4   Taxes.............................................................................     40

15.  AIL PAYMENTS TO CONTRACTOR AND INVOICING...............................................     41

   15.1   Initial Payment...................................................................     41

   15.2   Payments..........................................................................     41

   15.3   Invoicing.........................................................................     42

   15.4   Payment Due.......................................................................     43

   15.5   Accountability....................................................................     43

   15.6   Proration.........................................................................     43

   15.7   Set Off...........................................................................     43

   15.8   Disputed Charges..................................................................     43

   15.9   Encumbrances......................................................................     44

16.  INFORMATION; CONFIDENTIALITY...........................................................     44

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
   16.1   Contractor Information............................................................     44

   16.2   AIL Information...................................................................     44

   16.3   Confidentiality...................................................................     45

17.  EXAMINATION AND AUDIT OF INFORMATION; RECORDKEEPING....................................     47

   17.1   Examination and Audit Rights......................................................     47

   17.2   Recordkeeping Obligations.........................................................     47

18.  REPRESENTATIONS AND WARRANTIES.........................................................     47

   18.1   Pass-Through Warranties...........................................................     47

   18.2   Work Standards....................................................................     47

   18.3   Terminal and Services Warranties..................................................     48

   18.4   Documentation.....................................................................     51

   18.5   Efficiency and Cost Effectiveness.................................................     51

   18.6   Inducements.......................................................................     52

   18.7   Ownership or Use..................................................................     52

   18.8   Authorization.....................................................................     52

   18.9   Viruses...........................................................................     52

   18.10  Disabling Code....................................................................     52

   18.11  Year 2000.........................................................................     53

   18.12  Disclaimer........................................................................     53

19.  INSURANCE..............................................................................     53

20.  INDEMNITIES............................................................................     53

   20.1   Indemnity by Contractor...........................................................     53

   20.2   Indemnity by AIL..................................................................     54

   20.3   Infringement......................................................................     55

   20.4   Indemnification Procedures........................................................     55

   20.5   Subrogation.......................................................................     56

21.  LIABILITY..............................................................................     56

   21.1   General Intent....................................................................     56

   21.2   Liability Restrictions............................................................     56

   21.3   Force Majeure.....................................................................     57

   21.4   Excusable Delay...................................................................     58

22.  DISPUTE RESOLUTION.....................................................................     58

   22.1   Informal Dispute Resolution.......................................................     58

   22.2   Arbitration.......................................................................     59

   22.3   Injunctive Relief.................................................................     59

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
   22.4   Continued Performance.............................................................     59

   22.5   Venue and Jurisdiction............................................................     60

23.  TERMINATION............................................................................     60

   23.1   Termination for Cause.............................................................     60

   23.2   Termination for Convenience.......................................................     61

   23.3   Effect of Termination for Cause...................................................     62

   23.4   Termination/Expiration Assistance.................................................     62

   23.5   Appropriate Remedies..............................................................     63

24.  GENERAL................................................................................     64

   24.1   Binding Nature and Assignment.....................................................     64

   24.2   Conditional Assignment of Subcontracts............................................     64

   24.3   Entire Agreement..................................................................     64

   24.4   Compliance with Laws and Standards................................................     64

   24.5   Notices...........................................................................     65

   24.6   Counterparts......................................................................     65

   24.7   Relationship of Parties...........................................................     65

   24.8   Severability......................................................................     66

   24.9   Consents and Approval.............................................................     66

   24.10  Waiver of Default; Cumulative Remedies............................................     66

   24.11  Survival..........................................................................     66

   24.12  Public Disclosures................................................................     66

   24.13  Third Party Beneficiaries.........................................................     67

   24.14  Amendment.........................................................................     67

   24.15  Incorporation by Reference and Order of Precedence................................     67

   24.16  Covenant Against Pledging.........................................................     67

   24.17  Security Interest.................................................................     68

   24.18  Governing Law.....................................................................     68

   24.19  Covenant of Good Faith............................................................     68

   24.20  Lender Assurances.................................................................     68

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----------------------
*** Certain confidential information has been omitted and filed with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment.

                                LIST OF SCHEDULES

   1.     Target Countries
   2.     Milestone and Payment Schedule
   3.     Statement of Work
   4.     Wholesale Prices for Terminals
   5.     Development Termination Liability
   6.     Installed Terminal Quantity
   7.     Marketing Obligations
   8.     Form of Service Provider Agreement
   9.     Countries that contain Contractor and Subcontractor Facilities
   10.    Escrow Agreement
   11.    Key Contractor Personnel
   12.    List of Approved Subcontractors
   13.    Service Standards
   14.    Contractor Rates
   15.    Extended Warranty Option
   16.    Warranty Procedures
   17.    Post-Warranty Support and Repair Obligations
   18.    Seed Order Delivery Requirements


                                       vi
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             TERMINAL DEVELOPMENT, PRODUCTION AND PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           ASTROLINK INTERNATIONAL LLC

                                       AND

                                  VIASAT, INC.



        This Terminal Development Production and Purchase Agreement (including those Schedules and Attachments attached hereto, the "Agreement"), effective as of the Effective Date, is entered into by and between Astrolink International LLC, a Delaware corporation with offices located at 6701 Democracy Boulevard, Suite 1000, Bethesda, MD 20817 ("AIL"), and ViaSat, Inc., a Delaware corporation with offices located at 6155 El Camino Real, Carlsbad, California 92009 ("Contractor"). As used in this Agreement, "Party" means either AIL or Contractor, as appropriate, and "Parties" means AIL and Contractor. The Parties agree that the following terms and conditions shall apply to the products and services to be provided by Contractor under this Agreement in consideration of certain payments to be made by AIL.


        The Parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:


1.      BACKGROUND AND OBJECTIVES


1.1     BACKGROUND.


        This Agreement is being made and entered into with reference to the following:


        (a) AIL has determined to implement a Ka-band, switched-processor payload, digital, multichannel, satellite switched networking system that includes various classes of ground Terminals (as defined below) satisfying the Acceptance Criteria (as defined below), and other terms and conditions of this Agreement to provide satellite telecommunications network services in various markets.


        (b) Contractor is an established and well-known global electrical engineering, manufacturing and systems integration company (together with its Subcontractors), has particular expertise in telecommunications and terminal technology and desires to develop, produce and provide AIL with the Terminals for the AIL System (as defined below) and related services as specified in this Agreement.


1.2     OBJECTIVES.


        AIL and Contractor have agreed upon certain goals and objectives for this Agreement, including the following:


        (a) Designing, developing, manufacturing and distributing the * * * Terminals in accordance with the terms hereof;



                                       1
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        (b)     Bringing the Terminals, which incorporate and meet the
                requirements of the SOW and the Acceptance Criteria, quickly and reliably to market;


        (c) Establishing AIL and its Service Providers (as defined below) as recognized providers of services utilizing the AIL System and the Terminals;


        (d) Ensuring that Contractor and Contractor's Subcontractors have in place all the research, development, manufacturing, technological and management skills necessary to design, develop, fabricate, assemble, install, integrate, support and maintain the Terminals;


        (e) Creating a contractual relationship that is flexible and highly responsive to the needs of the Parties and provides a competitive solution in light of changes in the business environment, and advances in technology and methods of using technology;


        (f) Aligning the capabilities and performance of the Terminals with the AIL System specifications, AIL's business requirements and Contractor's (including its Subcontractors') capabilities; and


        (g) Establishing Contractor as a supplier of Terminals for use with the AIL System.


1.3     CONSTRUCTION AND INTERPRETATION.


        (a) The provisions of Sections 1.1 and 1.2 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties' obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement and shall be used only as guidance to the Parties.


        (b) Terms other than those defined in this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the satellite telecommunications technology products and services industries shall be interpreted in accordance with their generally known meanings.


        (c) Unless the context otherwise requires, words importing the singular include the plural and vice-versa.


        (d) References to an "Article," "Section" and "Subsection" shall be references to an article, Section, or subsection of this Agreement, unless otherwise specifically stated.


        (e) References to this Agreement and the words "herein," "hereof," "hereto," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or Subsection.


        (f) The Article, Section and Subsection headings in this Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Agreement.


        (g) The word "including" and words of similar import (such as "include" and "includes") mean "including, but not limited to."


        (h) A reference to "days" means calendar days, unless otherwise specifically stated in a reference.



                                       2
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2.      DEFINITIONS


2.1     CERTAIN DEFINITIONS.


        As used in this Agreement, the following defined terms shall have the meanings set forth below. Other capitalized terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.


        (a) "Acceptance" or "Accepted" means, with respect to any Milestone or Terminal, written notification (except where AIL approval is not required by Section 6.2) from the AIL Contract Manager to the Contractor Contract Manager stating that such Milestone or Terminal has satisfied the applicable requirements set forth in
                Section 6.2.


        (b) "Acceptance Criteria" means the criteria used to confirm that the Terminals, Documentation and Services meet the requirements of the Acceptance Test Plan or the SOW as appropriate.


        (c) "Acceptance Testing" means the acceptance tests to be conducted in accordance with the procedures and timeframes set forth in the mutually agreed upon Acceptance Test Plan.


        (d) "Affiliate" means, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity. "Affiliate" does not include any Competitor.


        (e) "AIL Background Information" means all Confidential Information and Joint Confidential Information of AIL or its licensors, in any form, furnished or made available directly or indirectly to Contractor by AIL or otherwise obtained by Contractor from AIL, including, without limitation, the SOW and AIL's market analysis, certification procedures, business model and AIL-proprietary algorithms and all Intellectual Property Rights related to any of the foregoing, developed prior to the Effective Date.


        (f) "AIL Foreground Information" means all Confidential Information of AIL or its licensors, and any Joint Confidential Information, in any form, furnished or made available directly or indirectly to Contractor by AIL or otherwise obtained by Contractor from AIL and Confidential Information jointly owned by AIL and Contractor and all Intellectual Property Rights related to any of the foregoing, developed or acquired by AIL on or after the Effective Date.


        (g) "AIL System" means the Ka-band satellites to be constructed, launched and successfully deployed in orbit together with the ground segment required to deliver broadband services, and as further described in the Statement of Work.


        (h)     * * *.


        (i)     * * *.


        (j)     * * *.


        (k) "Comparable Terminal" means any ground-based terminal, both outdoor units and indoor units, developed and/or manufactured by Contractor or another AIL-authorized manufacturer for use with the AIL System that are substantially similar to or derivatives of the Terminals, and the associated equipment, software and documentation therefor.

        (l) "Competitor" means a provider of a substantially comparable geosynchronous Ka-band, switched processor satellite system that provides services substantially comparable to those offered over the AIL System.


        (m)     "Contract Year" means any calendar year during the Term hereof.


        (n) "Contractor Background Information" means all Confidential Information and Joint Confidential Information of Contractor or its licensors (excluding AIL's Confidential Information), in any form, furnished or made available directly or indirectly to AIL by Contractor or incorporated in or otherwise necessary to use or maintain the Terminals and Comparable Terminals, including the related Intellectual Property Rights.


        (o) "Contractor Foreground Information" means the Confidential Information (and the Intellectual Property Rights appurtenant thereto) developed by Contractor hereunder and any Joint Confidential Information acquired by Contractor after the Effective Date, which shall not include any AIL Confidential Information or any Contractor Background Information.


        (p)     "Contractor Personnel" means employees of Contractor, including
                (1) any temporary-duty personnel and Key Contractor Personnel, and (2) Contractor's Subcontractors performing under this Agreement.


        (q) "Control" and its derivatives means (i) with regard to any entity the legal or beneficial ownership, directly or indirectly, of such entity ordinarily having voting rights or
                (ii) with regard to any entity, the management control over such entity.


        (r) "Dead on Arrival" means where any Terminal or component thereof is inoperative or fails to operate in accordance with the SOW at the time it is initially installed or fails to so operate during the * * * day period immediately following such initial installation.


        (s) "Defect" means any failure of a Terminal, including any components thereof, to operate in conformance with the SOW and applicable Standards.


        (t) "Documentation" shall include User Documentation, specifications, manuals, programmatic and test plans and procedures, reports, minutes and other media and documents pertaining to the performance, installation, training, use, operation and maintenance of each class of Terminal, all of the above as set forth in the Statement of Work.


        (u) "Effective Date" means the date that this Agreement, as executed by the Parties, is approved the Board of Directors of AIL. AIL shall use all reasonable efforts to obtain such approval as soon as practicable after execution of this Agreement by the Parties, and AIL shall provide prompt written notice to Contractor of such approval.


        (v) "Equipment" means the ground-based hardware, cabling, spare or replacement parts for Terminals and other non-Software components associated with the Terminals that may be purchased by AIL from Contractor under this Agreement.

        (w) "Firmware" means the computer programs that are stored in machine executable form within non-volatile memory and operate embedded processes within the equipment.


        (x) "IDU" means the indoor component of Terminal, as described in the SOW.


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

        (y) "Intellectual Property Rights" means any and all rights in and with respect to patents, copyrights, Confidential Information, know-how, trade secrets, moral rights, contract or licensing rights, confidential and proprietary information protected under contract or otherwise under law, and other similar rights or interests in intellectual or industrial property and all registrations and applications for registration therefor.


        (z) "Joint Confidential Information" means information that has been independently developed, licensed or otherwise acquired by each Party without breach of this Agreement, and excluding Confidential Information of a Party that is provided to the other Party or its agents or Subcontractors hereunder, that would qualify as Confidential Information of each Party, but for the exclusions to Confidential Information set forth in Subsections 16.3(c)(3), (4) or (5) below.


        (aa) "Lien" means any lien (including subcontractor and other mechanic liens), imperfection in title, security interest, claim, charge, restriction or other encumbrance.


        (bb)    * * *.


        (cc) "Losses" means all costs, expenses, liabilities and damages reasonably incurred and payable under any settlement, litigation or final judgment, and all related reasonable costs and expenses, including legal fees and disbursements and costs of investigation, expert fees, fines, interest and penalties.


        (dd) "Mark" means any trademark, service mark, trade name, domain name, logo or other indicia of source or origin of a product or service.

        (ee) "Material Subcontract" and "Material Subcontractor" have the respective meanings given in Section 12.9(b).


        (ff) "Milestone Payment" means a payment made by AIL to Contractor in accordance with Section 15.2 below upon Acceptance by AIL of the corresponding Milestone.


        (gg)    "Milestone and Payment Schedule" has the meaning given in
                Section 5.3 and is attached hereto as Schedule 2.


        (hh) "ODU" means the outdoor component of Terminal, as described in the SOW.


        (ii) "Order" means a purchase order issued to Contractor for the purchase of Terminals.


        (jj) "Prime Rate" means the rate identified as the prime rate offered by The Chase Manhattan Bank (or its successor), as published in the Wall Street Journal from time to time.


        (kk)    "Principal Subcontractor" means each of * * * and * * *.


        (ll) "Seed Order" means the first group of production Terminals ordered by AIL from Contractor hereunder, as described in
                Section 8.3 below.

        (mm) "Service Provider" means persons or entities that pursuant to written agreement with AIL resell the Terminals and Comparable Terminals, and/or services provided by the AIL System, Terminals and other related software and equipment to Users thereof.

        (nn) "Services" means (i) the services provided by Contractor pursuant to this Agreement, and (ii) services described in any Order, and (iii) any services not specifically described in (i) or (ii) that are required or appropriate for the proper performance and provision of those services described in (i) or
                (ii).


        (oo) "Software" means the machine readable computer code used to instruct a processor to perform a task or series of tasks in object code form, including Firmware, files, databases, interfaces, documentation and other materials related thereto) necessary to make the Terminals achieve applicable requirements of the SOW, which computer code shall be supplied and licensed by Contractor to AIL for use pursuant to this Agreement (including any third party Software sublicensed by Contractor hereunder), as such Software is revised, updated, corrected and enhanced from time-to-time and provided to AIL pursuant to this Agreement.


        (pp) "Source Code" means the human readable code written in a high level language, including source code listings as then commented, system and program flowcharts, and such other components, programs and documents to fully utilize, modify and maintain the Software consistent with standards set forth herein, including all necessary support routines, all of which, where applicable, shall be on media able to be read and processed.


        (qq) "Specifications" means those functional, performance and other requirements and documents set forth or referenced (as applicable) in the Statement of Work, as may be amended from time to time.


        (rr)    "Standards" shall include:


                (i) all applicable federal, state, local and foreign laws, regulations, ordinances and codes, including export and foreign controls, the Foreign Corrupt Practices Act, the U.S. Export Administration Act, EPA, OSHA, ETSI, ITU, and foreign import and export laws and regulations, as well as any applicable requirements of the FCC, including the FCC Blanket Licensing Rules (as to * * * Terminals only), and all applicable telecommunications and safety regulations (including RF human exposure emission requirements, harmful interference standards, labeling and suppression of radio frequencies and radiation to specified levels, and ITU Recommendations and Radio Regulations of governing bodies of the countries set forth in Schedule 1), all of which as may be amended from time to time. Outside the U.S., this further includes compliance with applicable ETSI standards and any other applicable domestic or regional regulations.


                (ii) all applicable industry standards, domestic and foreign, including (A) Underwriters Laboratory, CE, EIA/TIA, ANSI, National Electrical Code and NEBS (1, 2 and 3), all as may be amended from time to time; and (B) other standards as may be set forth in the Statement of Work.


                (iii) In addition, the * * * Terminals shall comply with the ERC Decisions for blanket licensing.

        (ss) "Statement of Work" or "SOW" means the documents attached hereto as Schedule 3, which shall include by this reference all documents, specifications and tables, including without limitation the Specifications, contained therein and referenced thereby, as may be amended from time to time by mutual agreement of the Parties.

        (tt) "Subcontractor" means the Principal Subcontractors and those other contractors consultants, suppliers and providers used by Contractor under this Agreement.


        (uu) "Technical Materials" means the technical, engineering and design information and specifications of any kind relating to the Terminals, whether written or non-written, including Source Code, Software, Software specifications, functional specifications, interface specifications, hardware and circuit diagrams, mask works, schematic diagrams, vellums, third party supplier information (including name, address, and parts numbers), and associated documentation.


        (vv) "Terminal" means any ground-based terminal, both the ODU and the IDU, designed, developed and/or manufactured in accordance with the SOW and applicable Standards, for use with the AIL System and the associated Equipment, Software and Documentation, and all as updated, revised or improved from time-to-time and provided by Contractor to AIL, its Service Providers and/or Users.


        (ww)    * * * is any country identified as such in Schedule 1.


        (xx)    * * * is any country identified as such in Schedule 1.


        (yy)    * * * is any country not identified in Schedule 1 as a * * *.


        (zz) "Type Approval" is the process within a country through which it is determined that radio and technical equipment (including the Terminals) complies with certain essential technical requirements and relevant administrative provisions as defined by cognizant governmental and regulatory agencies and can therefore be sold on the market of that country. Type Approval does not include satellite-specific regulatory requirements such as landing rights or authorization to transmit.


        (aaa)   "United States" or "U.S." means the United States of America.


        (bbb) "User" means a person or entity that purchases or utilizes a Terminal or Comparable Terminal for its own purposes and not for resale or distribution.


        (ccc) "User Documentation" means the Documentation provided with each Terminal and Comparable Terminal, such as manuals, guides and instructions relating to the use, operation and installation of the applicable Terminal or Comparable Terminal.


        (ddd) "Virus" means: (i) program code, programming instruction or set of instructions intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically designated to be a virus (including worms, Trojan horses and similar items).


        (eee) "Warranty" means any of the representations, covenants and warranties set forth in this Agreement.

        (fff) "Wholesale Price" means the maximum price of a Terminal to AIL and its Service Providers during the applicable Contract Year, FOB Contractor's designated site, as set forth in Schedule 4 attached hereto.


        (ggg) "Year 2000 Compliant" means the ability of Terminals, when used in accordance with its associated documentation, to be capable of correctly and unambiguously processing, recognizing, providing, recording and receiving date data within and between the twentieth and twenty-first centuries, including proper identification of the century and leap years, without resulting in or causing logical or mathematical inconsistencies, processing errors, loss of functionality or performance or other failures.


2.2     OTHER TERMS.


        Other terms used in this Agreement are defined in the context in which they are used and have the meanings there indicated. A cross-reference for such terms is set forth below:


               DEFINED TERM                                    LOCATION
               ------------                                    --------
               Acceptance Test Plan                            Section 6.2(a)

               AIL Contract Manager                            Section 12.4(a)

               Annual Forecast Number                          Section 14.2(a)

               Annual Minimum Capacity                         Section 6.7(b)

               Confidential Information                        Section 16.3(a)

               Contractor Contract Manager                     Section 12.4(a)

               Cost-Reduction Development                      Section 5.7

               Development License                             Section 10.1(a)

               * * *                                           Section 5.5

               Development Phase Liability Date                Section 23.2(b)

               Disabling Code                                  Section 18.10

               Early Default                                   Section 5.5

               Escrow Agreement                                Section.6(a)

               Escrowed Material                               Section 10.6(a)

               Evaluating Vendor                               Section 12.3(a)

               Excusable Delay                                 Section 21.4

               Extended Warranty Period                        Section 18.3

               Final Statement                                 Section 23.2(c)

               Force Majeure Event                             Section 21.3(a)

               General Performance Award                       Section 13.7

               Initial Payment                                 Section 15.1

               Initial Term                                    Section 4

               Key Contractor Personnel                        Section 12.5(a)

               Material Subcontract                            Section 12.9(b)

               Material Subcontractor                          Section 12.9(b)

               Milestone                                       Section 5.3

               Milestone Date                                  Section 5.3

               Minimum Quantity Purchase Commitment (MQPC)     Section 8.4

               Notice of Election                              Section 20.4

               NRE Payments                                    Section 15.2

               On-Site Representative                          Section 12.10

               Pattern Defect                                  Section 18.3(c)(x)

               Production Acceptance Test Plan                 Section 6.2

               * * *                                           Section 6.8

               Proposing Vendor                                Section 12.3(a)

               Quality Assurance Program                       Section 6.4

               Reduced-Cost Module                             Section 5.7

               Release Conditions                              Section 10.6(a)

               Service Provider Terms                          Section 8.2

               Service Standard                                Section 13.1

               Term                                            Section 4

               Terminal IP                                     Section 23.3(a)

               Termination Date                                Section 23.2(a)

               Termination/Expiration Assistance               Section 23.4

               Warranty Period                                 Section 18.3

3.      SCOPE AND STRUCTURE


3.1     GENERAL SCOPE.


        This Agreement (including the SOW and other schedules hereto) provides the terms and conditions under which Contractor will design, develop, document, test, manufacture, deliver and support the Terminals and market, sell, distribute, and deliver such Terminals to AIL and Service Providers, and under which AIL and Service Providers may receive Terminals and Services from Contractor for use with the AIL System including Services associated with the Warranty Period and Extended Warranty Period, from Contractor. For Services outside of the U.S., Contractor shall provide Services on a country-by-country basis as requested by AIL. AIL shall from time to time provide Contractor with its projected schedule of introduction of the AIL Service into the countries set forth in Schedule 1.


3.2     UNIQUE REQUIREMENTS.


        The Parties acknowledge and agree that AIL has unique requirements and Contractor has solutions regarding the Terminals and Services to be provided by Contractor hereunder. In this regard, to the extent not already provided for in this Agreement, the Parties agree to negotiate in good faith in accordance with the procedures provided in Sections
        12.1 and 12.2 hereof to provide the maximum flexibility in meeting AIL's particular Terminal and Service requirements, as proposed by AIL during the Term.


3.3     COORDINATION WITH AIL PROJECT TEAMS.


        Contractor agrees, as a part of the work under this Agreement, to coordinate with all other members of AIL's Integrated Product Team or Teams (e.g., Space Segment, Ground Segment, and Systems Engineering and Integration), as the case may be, as described in Section 3.4.4 of the SOW to support the development and fielding of a fully functional AIL System. Contractor acknowledges that it bears the responsibility to design and construct completely integrated and functioning Terminals based on information as set forth in the SOW provided by AIL to Contractor under this Agreement. If Contractor becomes aware of any material information during the Term which differs from such information provided to Contractor under this Agreement, Contractor shall promptly notify AIL in writing.

3.4     CO-EXCLUSIVITY.


        (a) For each of the * * * Terminal, AIL shall be entitled to provide no more than one additional vendor with a right and license to manufacture or have manufactured, such Terminal for use in connection with the AIL System. AIL may exercise the right to authorize such additional co-exclusive vendor at any time. Such restriction on AIL's right to procure and/or license such manufacturing rights from additional vendors with respect to the Terminals shall expire upon the later to occur of (1) the purchase from Contractor and the other co-exclusive vendor by and delivery to AIL, its Service

                Providers and/or Users of 200,000 Terminals (including the Seed Order of * * * Terminals and * * * Terminals or Comparable Terminals) or (2) the * * * anniversary of the commencement of commercial service of the second AIL satellite.


        (b) In the event AIL terminates its contractual relationship with such other co-exclusive vendor for a particular class of Terminals or for all classes of Terminals during the Co-Exclusivity Period, AIL shall be permitted to license not more than one additional vendor to manufacture such class of Terminal or all classes of Terminals, as the case may be, during the remainder of the Co-Exclusivity Period.


        (c) In the event such replacement vendor receives design and/or manufacturing data prepared by the terminated vendor, (i) such replacement vendor will be required to pay AIL a commercially reasonable amount for the AIL Foreground Information and Confidential Information, foreground information and background information from the terminated vendor required to manufacture the Terminals, and/or (ii) AIL shall provide a commercially appropriate increase in the amount payable to Contractor so as to avoid putting Contractor at a material competitive disadvantage with respect to the replacement vendor.


        (d) The rights and obligations described in this Section 3.4 shall be known as the "Co-Exclusivity Right" and the term of Contractor's Co-Exclusivity Right shall be known as the "Co-Exclusivity Period". AIL may terminate Contractor's Co-Exclusivity Right upon the occurrence of certain events as provided herein. If AIL elects to terminate Contractor's Co-Exclusivity Right in accordance herewith, AIL may terminate the Co-Exclusivity Right as to any class or all classes of Terminals, in its sole discretion.


3.5     REPLACEMENT OF CO-EXCLUSIVE VENDOR.


        If, prior to the expiration or termination of the Co-Exclusivity Period, AIL is released from its exclusivity obligation with the other co-exclusive vendor of a class of Terminal, Contractor shall have right of first offer to provide the estimated lost volume to meet the production needs of AIL, Service Providers and Users in accordance with the terms of this Agreement. AIL's obligation to award Contractor such estimated lost volume shall be contingent on Contractor demonstrating to AIL's reasonable satisfaction that Contractor has production capacity and capability sufficient for the timely production of such estimated lost volume and Contractor's satisfactory performance of its obligations hereunder. If Contractor does not exercise such right of first offer or demonstrate such production capacity and capability to AIL's reasonable satisfaction or has not satisfactorily performed its obligations hereunder, AIL may add a third * * * Terminal manufacturing licensee, as the case may be, to replace the terminated co-exclusive vendor.

3.6     NON-EXCLUSIVITY.


        (a) It is expressly understood and agreed that other than the purchase commitments made by AIL in Sections 8.3 and 8.4 hereunder, this Agreement does not require AIL to purchase or order any Terminal, including any components thereof, or Services from Contractor and, except as provided in Section 3.4 and Section 3.5 above, does not grant to Contractor an exclusive privilege to sell or otherwise provide to AIL, its Service Providers or Users any or all of the Terminals, including any components thereof or Services of the type described in this Agreement.

        (b) Notwithstanding the foregoing, AIL agrees not to enter into an agreement without Contractor's written consent with any vendor of CSP gateways that would preclude Contractor from developing and/or selling CSP gateways for use with the AIL System; provided, however, that Contractor responds to AIL's request for proposal or information for such CSP gateways and Contractor's response is determined by AIL to be satisfactory and competitive.


        (c) Contractor agrees that purchases by AIL under this Agreement shall not require AIL to continue any level of such purchases, except as expressly provided herein. AIL assumes no liability for Terminals or Services produced, processed, rendered or shipped in excess of the amounts specified in an Order submitted pursuant to this Agreement. Estimates or forecasts furnished by AIL or its Service Providers to Contractor shall not constitute commitments.


3.7     STRATEGIC RELATIONSHIP.


        The Parties have agreed to the following:


        (a) Additional Products and Services. If AIL wishes to procure products or services from Contractor during the Term in addition to the Terminals and Services hereunder, Contractor shall in good faith consider the development and manufacture of new products and services, including without limitation, terminals for residential use, and give due consideration in the pricing thereof to existing and future volumes of business between AIL and Contractor.


        (b) Roof Rights. If requested by AIL, Contractor shall grant to AIL, where possible, roof and interior space and conduit rights for deployment of Terminals pursuant to industry standard roof right lease terms. In addition, Contractor shall assist AIL in obtaining such rights. Nothing in this Subsection shall obligate Contractor to violate any of its existing real property or roof right lease agreements.


        (c) Executive Involvement. For the first six (6) months after the Effective Date, principal senior executives of each Party and of each Principal Subcontractor (and thereafter senior management (levels and titles to be agreed)) shall meet monthly to discuss issues affecting work hereunder, including key issues affecting work under this Agreement, such as design, development, testing and production of Terminals, development and implementation of new technologies and products, proposed regulatory and/or industry changes, marketing efforts and such other issues as the Parties may desire. Quarterly after the Effective Date and during the Term, the Parties shall meet to discuss their plans and objectives with respect to enhancing the Terminals and the development of new Terminal-related and AIL System-related solutions. As part of such discussion (i) AIL shall share with Contractor its plans for potential future service offerings, potential market demand and anticipated product needs and (ii) Contractor shall share with AIL its plans regarding product enhancements and evaluations as well as new products under development. Contractor agrees that it will give due consideration to AIL's requirements in evolving the Terminals and other products and will give due consideration to reprioritizing scheduled product enhancements to be consistent with AIL's business needs.

4.      TERM


        The term of this Agreement shall begin upon the Effective Date and shall expire upon the * * * anniversary of in-orbit acceptance of the fourth satellite of the AIL System or * * *, whichever is sooner, (the "Initial Term"), unless earlier terminated or extended in accordance with this Agreement. Prior to the expiration of the Initial Term, the Parties may agree to extend the term of this Agreement, upon mutually agreeable terms, in * * * renewal periods. The Initial Term, as earlier terminated or extended, shall be known as the "Term".


5.      TERMINAL DEVELOPMENT


5.1     AIL RESPONSIBILITIES.


        In the SOW, AIL has provided Contractor with SOW describing the * * * Terminals, including interface specifications for the AIL System. AIL agrees to provide such other AIL Background Information and AIL Foreground Information to Contractor, as set forth in Section 10.1, as may be reasonably required for Contractor to perform its obligations hereunder.


5.2     CONTRACTOR RESPONSIBILITIES.


        Contractor shall be responsible for the performance of the work described in the SOW, and shall perform such work in accordance with the SOW, for the design and development of Terminals, including services, responsibilities, equipment and other products and materials not specifically described in the SOW that are incidental to and reasonably required for the proper provision of such work, all in accordance with this Agreement. Based on the information contained in the SOW and elsewhere in this Agreement, Contractor shall produce detailed design documents for the Terminals, and such design documents shall fully describe the Terminals. Contractor also shall develop, publish and provide to AIL, and as applicable its Service Providers and Users, appropriate, accurate and complete Documentation as set forth in Section
        10.5 herein. In addition, Contractor shall provide copies of all Documentation to AIL in electronic form.


5.3     MILESTONE AND PAYMENT SCHEDULE.


        The Parties have agreed upon a detailed critical milestone schedule and payment plan (the "Milestone and Payment Schedule") based on the SOW. Contractor will meet all milestones set forth in the Milestone and Payment Schedule, including meeting the milestones (each, a "Milestone") within the corresponding dates set forth therein (each, a "Milestone Date").


5.4     FAILURE TO ACHIEVE MILESTONES.


        If (i) Contractor fails to achieve, or (ii) AIL has a reasonable basis to believe Contractor will be unable to achieve, a Milestone by the corresponding Milestone Date, (1) Contractor will be required to develop a correction plan demonstrating Contractor can recover from Contractor's failure to achieve such Milestone and present said plan to AIL within ten (10) business days after AIL's request for such a correction plan;
        (2) the Parties will work in good faith to devise a plan of action to achieve the Milestone by the specified Milestone Date or arrive at a mutually acceptable revised schedule within ten (10) business days after AIL's receipt of Contractor's plan; and (3) Contractor's performance will be measured against the schedule in such plan of action. If the Parties fail to arrive at a mutually acceptable revised schedule within ten (10) business days after AIL's receipt of Contractor's correction plan or if Contractor fails to make adequate progress towards the agreed revised schedule, AIL may at its sole discretion

        (x) terminate the Co-Exclusivity Right described in Section 3.4 above following notice to Contractor and a thirty (30) day cure period or (y) terminate this Agreement in accordance with Section 23.1(a) hereof.


5.5     * * *


        Contractor acknowledges that time is of the essence with respect to the Milestone Dates and timely delivery and implementation of the Seed Order Terminals. If Contractor fails to meet the Milestone Date for Milestone Event 10 (* * *), except in the case of Excusable Delay, AIL will incur substantial damages which are and will be difficult to determine. Any such failure with respect to Milestone Event 10 is referred to herein as an "Early Default". Therefore, in addition to the termination rights reflected in Article 23.1(a), upon AIL's written demand, Contractor will
        * * *.


5.6     PERMITS.


        Contractor shall identify, procure and maintain throughout the Term all applicable federal, state, county, local and foreign licenses, approvals, inspections, permits and certificates necessary to perform its obligations under this Agreement, including all export and import licenses and permits. AIL will provide Contractor with reasonable assistance in procuring and maintaining such permits. Notwithstanding the foregoing, AIL shall be responsible for procuring and maintaining those export licenses and other applicable licenses and permits required for the export of technical data and other information related to AIL's satellites and the provision of the services offered through the AIL System. Contractor will provide AIL reasonable assistance in procuring and maintaining such licenses.


5.7     COST-REDUCTION DEVELOPMENTS.


        The Parties acknowledge and agree that the retail price of the Terminals is fundamental to market acceptance thereof and key to the Parties' mutual profitability hereunder. To that end, Contractor will identify, develop and produce specific Terminal cost reduction techniques, technologies and methods that may be used across * * * Terminals to reduce the wholesale cost of the Terminals (each such technique, technology or method, a "Cost-Reduction Development"). As set forth in
        Section 15.2 below, AIL will pay to Contractor NRE Payments upon Contractor's achievement of various Milestones, including delivery of the Cost-Reduction Developments identified in the Milestone and Payment Schedule. AIL shall have full visibility and approval rights over payments made in respect of Cost-Reduction Developments. The modules that shall be the subject of the Cost-Reduction Developments are the * *
        * and the * * * (each, a "Reduced-Cost Module").


5.8     SALE OF REDUCED-COST MODULES.


        Contractor agrees to offer for sale to AIL Reduced-Cost Modules at a wholesale price per module that is commensurate with the then-current wholesale price to AIL of such Terminal. AIL may purchase such Reduced-Cost Modules * * *. AIL's ability to purchase Reduced-Cost Modules shall survive the termination or expiration of this Agreement for any reason, for so long as Contractor continues to manufacture the Reduced-Cost Modules. If Contractor elects to discontinue manufacturing any Reduced-Cost Module, Contractor agrees to license to AIL or AIL's designated manufacturer, all Intellectual Property Rights reasonably necessary or appropriate to manufacture such Reduced-Cost Modules. In addition, Contractor agrees to provide any and all such Confidential Information of Contractor and its licensors as may be reasonably required or appropriate to manufacture such Reduced-Cost Modules.


6.      ACCEPTANCE AND PRODUCTION

6.1     CONTRACTOR RESPONSIBILITIES.


        Contractor shall be responsible for performing and shall perform the Production Work in accordance herewith. The "Production Work" is the Work described in the SOW and herein, as the case may be, for the manufacturing and delivery of Terminals, including production setup; production cycle; interface with Service Providers; obtaining Type Approval as set forth in Section 6.6; low rate and high rate production runs; software support; drawings and documentation; quality program (including product assurance program; parts, materials and processes management; and test and material discrepancy reviews), and logistics, training, manuals and operations support.


6.2     ACCEPTANCE TESTING.


        (a) Acceptance of Development Deliverables. Acceptance of deliverable items required by the SOW shall be in accordance with the following.


                (i) For brassboard, prototype and preproduction Terminals, Contractor shall provide an Acceptance Test Plan to AIL for approval at least sixty (60) days prior to scheduled commencement of testing. Contractor shall be obligated to conduct acceptance tests in accordance with the approved Acceptance Test Plan which demonstrate that the deliverable item meets the SOW and the Acceptance Criteria, and applicable Standards. Each such Acceptance Test Plan shall include the scope, schedule, test equipment, Acceptance Criteria, the parameters to be tested, and the definition of successfully achieving the test and failing the test, as well as other mutually agreed-upon parameters. Testing results must be based on objective criteria. The Acceptance Test Plan for each class of Terminal shall include the items specified in
                        Section 3.3 of the SOW and shall demonstrate full compliance with the applicable provisions of the SOW.


                (ii) For deliverable items which are not equipment or software, such as Documentation, and design reviews, AIL will base Acceptance upon content of the deliverable meeting the applicable requirements delineated in the SOW.


        (b)     Acceptance of Production Terminals.


                (i) First Production Run Acceptance Testing. At least 90 days prior to scheduled completion of the First Production Run, Contractor shall provide a First Production Run Acceptance Test Plan to AIL for approval. Contractor shall be obligated to conduct acceptance tests which demonstrate that the first production run units meet the SOW and the Acceptance Criteria and applicable Standards. The Acceptance Test Plan shall include the scope, schedule, test equipment, Acceptance Criteria, the parameters to be tested, and the definition of successfully achieving the test and failing the test, as well as other mutually agreed-upon parameters. Testing results must be based on objective criteria. The Acceptance Test Plan for each class of Terminal shall demonstrate full compliance with the applicable provisions of the SOW.

                (ii) Production Acceptance Testing. At the Production Readiness Review, Contractor shall present, for AIL approval, the proposed Acceptance Tests Plan for Production Terminals (the "Production Acceptance Test Plan"). Contractor shall be obligated to conduct acceptance tests which demonstrate that each production unit meets the SOW and the Acceptance Criteria and applicable Standards. The Production Acceptance Test Plan shall include the scope, schedule, test equipment, Acceptance Criteria, the parameters to be tested, and the definition of successfully achieving the test and failing the test, as well as other mutually agreed-upon parameters. Testing results must be based on objective criteria. The Production Acceptance Test Plan for each class of Terminal shall demonstrate compliance with the applicable provisions of the SOW.


6.3     ACCEPTANCE TESTING FAILURES, CURE PERIODS AND REMEDIES.


        (a) For Development Deliverables. Problems and Acceptance Test Failures of Development Items are to be resolved in accordance with the SOW, Section 3.5.


        (b) For Production Terminals. Terminals that fail testing in accordance with the Production Acceptance Test Plan will be rejected by AIL. Contractor shall not ship such Terminals and Contractor will not be entitled to receive payment for such Terminals until Contractor corrects all items which failed and successfully completes a repeat Production Acceptance Test.


        (c) AIL System Deficiencies. In the event that Acceptance Testing demonstrates that the AIL System does not provide the functionality and performance required by AIL in the SOW, notwithstanding that such deficiency is not the result of a defect in the Terminals, the applicable provisions of the SOW or the Terminal design documentation, Contractor shall cooperate with AIL to implement, on an accelerated basis, adjustments and modifications to the design and production of the Terminals to achieve the required functionality and performance. Such actions may include retrofits, accelerated second-generation design and production and such other means as may be required to produce the required functionality and performance in the most expeditious and cost-effective manner. The Parties will agree to a reasonable basis for compensating Contractor for performance of such activities.


6.4     QUALITY ASSURANCE.


        Prior to the start of production of Terminals, the Parties shall develop and agree upon a written quality assurance program and procedures (the "Quality Assurance Program"), and Contractor shall implement such Quality Assurance Program to produce Terminals, such that the Terminals perform and associated Services are consistently performed in accordance with the terms of this Agreement and at a level consistent with generally accepted best industry standards and practices. Contractor shall maintain compliance with the ISO 9001 series approach to quality in the performance of its obligations under this Agreement. If Contractor fails to implement or follow the Quality Assurance Program, Contractor agrees that AIL may require Contractor to cease production of Terminals or Comparable Terminals until Contractor meets the requirements of the Quality Assurance Program. If AIL reasonably believes that the quality of the Terminals has diminished or that the Terminals do not comply with the applicable provisions of the SOW or applicable Standards, AIL will provide written notification to Contractor reasonably describing the problem and Contractor will investigate the problem and report its findings and conclusions to AIL in writing. If the Parties determine that a problem exists, Contractor agrees to develop and implement a corrective action plan to resolve the problem. If the Terminals do not comply with the applicable Standards solely due to constraints of the AIL System, the Parties will work together to determine if the Terminals can be modified to meet the applicable Standards, in accordance with Section 12.3(b) below. If the Terminals cannot be modified to comply with the applicable Standards, or if the Parties elect not to modify the Terminals to meet such Standards, Contractor shall not be responsible for meeting the Standards to the extent that the AIL System causes the non-compliance.


6.5     CERTIFICATION.


        Upon Contractor's satisfactory completion of the First Production Run Acceptance Tests, including a written statement provided by Contractor to AIL certifying the compliance of the Terminals with the SOW, AIL shall certify Contractor as an AIL-certified supplier of Terminals. In addition, AIL must certify that all Software, Software Updates and other Terminal upgrades and updates produced by Contractor or any Subcontractor for use in or with the Terminals or Comparable Terminals meets the SOW without adverse effect to the Terminals or the AIL System. At least 30 days prior to introduction of enhancements, including hardware, software, or changes to recommended operating and installation practices, Contractor shall provide AIL a request for an updated certification detailing the requested change and defining any testing required to ensure compatibility. If the Contractor asserts that no testing is required due to the nature of the change, AIL may request testing if it has a reasonable doubt as to the assertion, and Contractor will perform testing as required to reasonably satisfy AIL's concerns. If the Contractor has defined test requirements, the change request will include a test report on tests which Contractor has conducted to ensure that the Terminal product will interwork with the existing installed base of Terminals, will not harm AIL's system, and will not contain defects which adversely affect performance for users. At AIL's request, Contractor shall provide AIL such proposed software or a limited quantity of sample hardware for AIL's own use in testing.


6.6     TYPE APPROVAL.


        Contractor shall be responsible for, and responsible for all costs and expenses related to, obtaining Type Approval for each * * * Terminal in each * * * Country, and for * * * Countries as mutually agreed by the Parties. The priority of countries in which Type Approval is to be obtained shall be determined by AIL after consultation with Contractor, to ensure that Terminals will be available in a manner consistent with AIL's plans for the introduction into such countries of the AIL Service. For each * * * Country, Contractor shall obtain Type Approval prior to the scheduled launch of the applicable satellite (with timing subject to applicable Standards and subject to AIL System constraints that cannot be ameliorated by modifications in the Terminals to meet the applicable Standards), with priority of the countries as mutually agreed by the Parties. For each * * * Country, Contractor shall obtain Type Approval no later than * * * following the * * * (subject to AIL System constraints that cannot be ameliorated by modifications in the Terminals to meet the applicable Standards), with priority of the countries as mutually agreed by the Parties. For each * * * Country, Contractor shall obtain Type Approval * * * or more following the * * *, with priority of the countries as determined by AIL after review of the Parties' analyses of economic, market and other factors for selected countries. AIL shall report to Contractor the status of obtaining landing rights and regulatory approvals, and Contractor shall report to AIL the progress of obtaining Type Approvals, all on a monthly basis commencing in * * * or such other date as may be mutually agreed by the Parties. The costs and expenses associated with obtaining Type Approval in a given country will be considered in the decision to offer service for * * * Countries.

6.7     PRODUCTION COMMITMENTS; MANUFACTURING CAPACITY.


        (a) Contractor agrees to manufacture and deliver the Terminals, following Acceptance, in accordance with this Agreement.


        (b) Contractor's initial minimum terminal capability and capacity for Terminal production (including for the Seed Order) shall be the greater of (i) * * * Terminals for the Contract Year * * *
                (ii) or one-half of the Annual Forecast Number of Terminals as provided to Contractor in accordance with Section 14.2 below (the "Annual Minimum Capacity"). For each Contract Year, Contractor shall establish and maintain the capability and capacity (including production facilities and Contractor Personnel) required to manufacture and ship, in each Contract Year, at least the Annual Minimum Capacity.


        (c) The Parties agree to renegotiate Contractor's manufacturing capacity commitment for the following year if AIL and its Service Providers and Users, collectively, do not purchase from all vendors of Terminals and Comparable Terminals at least * * * of the number of Terminals and Comparable Terminals set forth in
                Schedule 6 for the applicable Contract Year. In such event, Contractor's required capacity commitment for the following year will not exceed the lesser of (i) the amount set forth on
                Schedule 6 for such year or (ii) * * * the amount actually purchased in the current year.


        (d) If AIL, Service Providers and Users purchase in any Contract Year more than the number of Terminals set forth in Schedule 6 for that Contract Year, Contractor agrees to increase its Annual Minimum Capacity to a mutually agreed level to maintain capacity and capability commensurate with the actual number of Terminals purchased and the number of Terminals forecasted by AIL, Service Providers and Users, in the aggregate, to be purchased in the next Contract Year.


6.8     * * *


        If AIL, Service Providers and Users order Terminals scheduled for delivery in a given Contract Year (by mutual agreement of Contractor and the ordering party) up to the Annual Forecast Number of Terminals and Comparable Terminals as provided to Contractor in accordance with
        Section 14.2 below for such Contract Year, and Contractor fails to manufacture and deliver the ordered number of Terminals or Comparable Terminals as scheduled because of Contractor's failure to maintain the Annual Minimum Capacity for that Contract Year (unless such failure is the result of an Excusable Delay), Contractor shall, upon AIL's request,
        * * * , if Contractor fails to deliver Terminals to AIL, Service Providers or Users in accordance with the Annual Minimum Capacity requirement for a period of * * * during the Co-Exclusivity Period, AIL may terminate the Co-Exclusivity Right upon written notice to Contractor thirty days after Contractor's receipt of a cure notice. After the Co-Exclusivity Period * * *, if Contractor commits a material breach of
        Section 6.7, AIL may terminate this Agreement in accordance with Section 23.1(a) and cancel its outstanding Orders in accordance with Section
        8.8. If AIL so terminates this Agreement for Contractor's material breach of Section 6.7, (i) AIL shall be entitled to have the work completed by another party or parties, and (ii) Contractor shall not be liable to AIL for damages pursuant to Section 23.3(b) below or otherwise, provided that Contractor reasonably fulfills its obligations under Sections 23.3(a) and 23.4 and reasonably performs its other post-termination obligations hereunder. Notwithstanding the foregoing, AIL may not terminate this Agreement for Cause as provided above if AIL, at the time of termination, has two or more active vendors of Terminals (excluding Contractor). The foregoing remedies shall be AIL's sole remedies for breach of Section 6.7 above.

6.9     OPTIMAL IN-COUNTRY MANUFACTURE AND ASSEMBLY.


        Contractor shall use its reasonable commercial efforts to minimize customs, duties, transportation costs and potential barriers to trade so that Terminals are available in the markets set forth on Schedule 1 at competitive prices. Periodically, Contractor will report to AIL on its progress to achieve the goal of optimal in-country manufacture and assembly. When production volumes justify foreign manufacture of the Terminals, to minimize customs duties, transportation costs and potential barriers to trade, production will be localized to the extent commercially reasonable taking into account applicable markets including, but not limited to, within the European Union, the NAFTA, and Mercosur to serve those markets. If local production will be supplemented with imported components, Contractor will use commercially reasonable efforts to determine that the finished product complies with the applicable rules of origin, so that preferential treatment will be afforded to products originating within each of the applicable trading blocks (e.g., equipment manufactured in the United States complies with the NAFTA's rules of origin, so that it will be entitled to preferential NAFTA treatment when imported into Mexico). Contractor will use commercially reasonable efforts to identify the production locations from which Contractor will serve the major Asian markets (such as Japan, Taiwan, South Korea, and Australia) and the Middle East, and if use of such production locations is commercially reasonable, Contractor shall begin to produce Terminals in such locations, as Contractor deems appropriate. With regard to Israel, Contractor will use commercially reasonable efforts to confirm that it will be able to serve that market from a country with which Israel has a free trade agreement.


6.10    SPARE PARTS.


        Contractor will maintain or have maintained an inventory of spare parts for the Terminals for the life of the AIL System or the Term whichever is sooner, adequate to maintain all such Terminals sold and, following expiration of warranty, will sell such parts to AIL, its Service Providers, Users and third party maintenance providers on commercially reasonable terms and at prices comparable to those at which Contractor sells similar parts to other purchasers on similar terms for similar quantities.


7.      MARKETING AND BRANDING


7.1     MARKETING PROGRAMS.


        Contractor agrees to provide, at its sole expense, marketing, sales and distribution support as set forth in Schedule 7 attached hereto. In addition, Contractor and its Subcontractors shall mutually agree with AIL on additional marketing and advertising support of AIL's system, including the Terminals, including, without limitation, lead generation and management. Contractor and its Subcontractors shall undertake reasonable efforts to (1) introduce AIL to potential AIL customers from their existing and future customer set, (2) market AIL's services to potential AIL customers from their existing and future customer set, and
        (3) maintain and provide AIL with periodic information on market needs for the Terminals and related services.


7.2     AIL MARKS.


        The Marks under which the AIL System and the AIL service are offered shall be in AIL's sole and absolute discretion, provided such Marks do not conflict with any of Contractor's Marks. Contractor shall affix to each Terminal (on both the indoor and outdoor components of the Terminal) the AIL Mark, as designated by AIL, in a form and location to be mutually agreed upon. AIL shall designate a space on the Terminals in which its Mark is to be affixed. The Parties agree to enter into appropriate royalty-free, Mark licensing agreements in furtherance of the foregoing.


7.3     CONTRACTOR MARKS.


        Unless otherwise mutually agreed, the Terminals shall be "co-branded" with the respective Marks of AIL, Contractor, and its Subcontractors subject to reasonable written approval of each Party as to how its brand is used. "Co-branding" means the Terminals will be marketed, promoted, advertised and sold with such Marks in ways that maintain the identity of the Marks of AIL, Contractor, and its Subcontractors, respectively. The Marks of Contractor, and its Subcontractors may be used by AIL on a royalty-free basis; provided, however, that the party owning the Mark shall have prior written approval for each form of use of its Mark(s) and the Marks may be used only in connection with the AIL System services and the Terminals.


8.      ORDERING


8.1     ORDERS GENERALLY.


        (a) During the Term of this Agreement and in accordance with Section 3.1, purchases of Terminals by AIL or its Service Providers shall be made by means of an Order in the English language issued to Contractor as provided in this Agreement or, as to Service Providers and Users, pursuant to separate agreement with Contractor. Orders may be issued by mail, fax or, upon mutual agreement of the Parties, electronic data interchange. All Orders issued by AIL hereunder shall reference this Agreement and will be deemed to incorporate and be governed by the terms and conditions of this Agreement as applicable to the purchase of Terminals. Any term or condition set forth in an Order or other document submitted by either Party that is inconsistent with or in addition to this Agreement will be of no force or effect, unless mutually and expressly agreed by the Parties in writing. Neither AIL nor any Service Provider will be liable to Contractor for any charges, additional or otherwise, for Terminals or Services provided by Contractor unless set forth in an Order, or otherwise mutually agreed upon by the contracting parties in writing. Each Order shall be deemed to be accepted by Contractor upon receipt of the Order, unless Contractor notifies AIL or the ordering party, if not AIL, of its objection to any Order within five (5) business days of Contractor's receipt of such Order.


        (b) Each Order shall specify the following: ship to address, purchase order number, shipping instructions, part and model number, quantity, price, statement that the Order is being placed under this Agreement and requested delivery dates which must be within * * * days of acceptance of an Order, but in no event may a delivery date be requested beyond * * * from the end of the Term. Requested delivery dates are subject to Contractor's lead times (as provided in Section 8.7(a) below) and approval of credit. Contractor will use commercially reasonable efforts to meet agreed upon delivery dates within a permissible delivery window of * * * prior to the scheduled delivery date and * * * following the scheduled delivery date, unless otherwise agreed by the contracting parties. Delivery shall occur upon delivery to the carrier at Contractor's shipping point. Delivery schedule changes must be mutually agreed to in writing.


8.2     ORDERS FROM SERVICE PROVIDERS.

        Within sixty (60) days from the Effective Date, the Parties will negotiate and agree to a form of contract that Contractor will offer to Service Providers ordering Terminals. Such form of contract will be attached hereto as Schedule 8 and will include certain agreements reached by the Parties herein, such as pricing, taxes, passage of title and risk of loss, warranties, Service Standards, indemnifications and other provisions that expressly apply to Service Providers herein (the "Service Provider Terms"). Notwithstanding the foregoing, Contractor and any Service Provider may enter into an agreement to purchase Terminals upon terms that differ from the Service Provider Terms. Acceptance by Contractor of any Service Provider Order shall depend on the Service Provider (1) ordering the Terminals a pre-agreed number of days in advance; (2) ordering certain pre-agreed volumes; and (3) meeting pre-agreed financial requirements (such as satisfactory assurance of payment or adequate vendor financing, or a combination of the foregoing or otherwise).


8.3     SEED ORDER.


        AIL hereby purchases from Contractor * * *. The delivery of the Seed Order shall be in accordance with Schedule 18.


8.4     MINIMUM QUANTITY PURCHASE COMMITMENT (MQPC).


        AIL hereby commits to Contractor that prior to * * *, as such date may be extended pursuant to the terms of this Agreement, that AIL, Service Providers and Users shall have purchased and taken delivery from Contractor and all other suppliers of Terminals and Comparable Terminals no less than * * * Terminals and Comparable Terminals (which amount includes the number of Terminals and Comparable Terminals purchased under the Seed Order) (the "Minimum Quantity Purchase Commitment" or "MQPC"). If the MQPC is not achieved by * * *, AIL shall pay Contractor the MQPC termination liability payment described in Section 8.5 below.


8.5     MQPC SHORTFALL LIABILITY.


        (a)     If AIL, its Service Providers and Users do not purchase at least
                * * * Terminals or Comparable Terminals (including the Seed Order quantities) as specified in the MQPC, AIL agrees to pay Contractor a termination liability payment equal to * * * per Terminal or Comparable Terminal multiplied by one-half of the positive difference between * * * and the number of Terminals or Comparable Terminals actually sold by Contractor and all other suppliers of Terminals and Comparable Terminals (including the Seed Order quantities) as of * * *. In no event, however, shall AIL's maximum liability under this Section 8.5 exceed * * * in the aggregate. The remedy provided in this Subsection 8.5(a) shall be Contractor's sole remedy for AIL's breach of Sections
                8.3 and 8.4.


        (b) If Contractor fails to sell Terminals and Comparable Terminals due to Contractor's inability to manufacture or distribute Terminals and/or Comparable Terminals or due to Contractor's failure to comply with Sections 6.7 and 14.3(c), the foregoing Subsection 8.5(a) shall not apply.


8.6     FORECASTS AND REPORTING.


        Prior to the beginning of Contract Year * * * and for each Contract Year thereafter, AIL shall provide Contractor with the Annual Forecast Number (as defined in Section 14.2(a) below). In addition, AIL shall provide Contractor with an annual forecast of the number of Terminals and Comparable Terminals that AIL expects to order from Contractor in the subject Contract Year

        (the "AIL Order Forecast"). AIL shall provide updates to the AIL Order Forecast to Contractor on a quarterly basis or as otherwise agreed by the Parties. Contractor shall provide AIL with a report of the number of Terminals and Comparable Terminals ordered and shipped for each calendar month during the Term, within fifteen (15) days of the end of such calendar month.


8.7     DELIVERY DATES.


        (a) Unless otherwise agreed by Contractor and the ordering party as set forth in an Order or other writing, Contractor shall deliver Terminals to AIL and Service Providers within * * * of Contractor's receipt of an Order from AIL or such Service Provider, to the extent practicable and subject to Excusable Delay and further subject to Contractor's receipt of reasonably accurate order forecasts from AIL and Service Providers. Agreed delivery dates shall be firm. Time is of the essence for the Seed Order deliveries and for any Orders scheduled for delivery four (4) months prior to the scheduled date of introduction of AIL System service in any country and for eight (8) months thereafter and for Orders placed from time to time that state in bold type (or other manner reasonably intended to call Contractor's attention to such statement) that late delivery will materially impact AIL's business or the business of its Service Providers. Early deliveries (except as provided in Section 8.1(b) above or authorized in writing by the ordering party) may be refused due to space or security considerations and returned or stored at Contractor's expense and risk of loss.


        (b) AIL shall be responsible for site availability for Terminals shipped to AIL and will advise Contractor within a reasonable time if there is going to be a delay involving site availability that would impact Contractor's delivery. In the case of Services ordered by AIL, Contractor shall provide AIL with reasonable prior written notice of its need to access any AIL site, and AIL shall be responsible for providing access to such site as reasonably necessary for Contractor to perform such Services including extending access beyond normal business hours, if required.


        (c) If Contractor discovers any potential delay that threatens the timely or full delivery of an Order as scheduled or the performance of Services, Contractor shall immediately notify AIL of such delay. If requested by AIL, Contractor shall provide a written plan for correction of such delay.


        (d) If an Order prohibits partial shipments of any scheduled delivery of Terminals and Contractor is unable to ship the full quantity of Terminals for such delivery date per the agreed-upon schedule, Contractor shall inform the ordering party of its ability (if any) to make a partial shipment of Terminals against the scheduled quantity. The ordering party may then elect, by providing written notice to Contractor, (i) to terminate the entire Order and return to Contractor for a full refund all unused Terminals already shipped under such Order, or (ii) to accept such partial shipment(s) per Contractor's revised delivery schedule.


8.8     CANCELLATION AND RESCHEDULING OF AIL ORDERS.


        (a) For Orders excluding the Seed Order, AIL can cancel an Order in whole or in part by providing written notice to Contractor, without reducing AIL's liability for the MQPC Shortfall Liability as set forth in Section 8.5 above, subject to the following restrictions and charges:

                    CANCELLATION NOTICE RECEIVED PRIOR TO             CHARGE AS A % OF

                      ORIGINAL SCHEDULED DELIVERY DATE                 WHOLESALE PRICE
                      --------------------------------                 ---------------
                              More than 90 days                               ***
                              60-89 days                                      ***
                              30-59 days                                      ***

        (b) AIL may change the "ship to" destination of any Order by submitting notice to Contractor in writing at least five (5) business days prior to shipment. If such change is requested by AIL with less than five (5) business days of notice prior to shipment, Contractor will use all reasonable efforts to implement such change. Contractor has the right at its cost and expense to adjust the previously scheduled delivery date by up to ten (10) days in the event AIL changes the "ship to" destination within the five (5) business days; provided, however, Contractor shall use all commercially reasonable efforts to limit such delay. Otherwise, the original delivery date shall remain in effect.


        (c) Subject to Section 8.3 and Section 8.7(a), AIL may reschedule any scheduled delivery contained in an Order at no cost, expense or liability at least ten (10) business days prior to the scheduled delivery date, up to two (2) times per scheduled delivery; provided, however that the rescheduled delivery date may not be more than ninety (90) days following the originally scheduled delivery date. If the new delivery date is within thirty (30) days of the scheduled delivery date, then Contractor shall arrange and pay for all additional storage costs and expenses for the Order. If the new delivery date is more than thirty (30) days after the scheduled delivery date, then such reasonable additional transportation and storage costs and expenses incurred by Contractor shall be payable by AIL. Payment for Terminals delivered pursuant to a rescheduled delivery date shall be paid in accordance with Article 15 as of the revised delivery date; provided, however that payment for scheduled delivery of Terminals shall be due no later than ninety (90) days following the originally scheduled delivery date.


8.9     TERMINATION OF ORDERS.


        In the event that Contractor:


        (a) Fails to correct Terminal deficiencies or failures as set forth in 18.3(c)(x) hereof; or


        (b)     Fails to make delivery in a timely fashion as set forth in
                Section 8.7;


        then AIL may, by giving written notice to Contractor as provided in this Agreement terminate the corresponding Order, in whole or in part, for cause as of a date specified in the notice of termination. In such event, AIL may return any deficient Terminals and uninstalled non-deficient Terminals and associated Equipment, Software or Documentation to Contractor, in which case Contractor shall promptly refund to AIL all charges paid by AIL to Contractor for such items, and AIL shall have no further payment obligations to Contractor with respect to such items. Such returned Terminals shall count as "delivered" Terminals with respect to the Seed Order and MQPC.


8.10    TERMINAL FINANCING PROGRAM.


        Contractor agrees to provide, or assist in arranging financing for, AIL, Service Providers and Users on competitive commercial terms at least as favorable as the terms customarily provided by Contractor to its other customers in the geographic regions in which AIL, the Service Providers or Users are located, as such terms may evolve during the term of the Agreement based upon specific credit worthiness of AIL or such Service Provider or User and appropriate security provisions. Indicative terms for such financing program are as follows:


                Direct Financing

                -       * * * year financing term

                -       Amounts of * * * to * * *

                - Interest rate at * * * based on credit review of end-user customer

                -       Monthly or quarterly payments

                - Facility to be secured by equipment, non-recourse to AIL for Service Provider and User financing

                - Extension of credit subject to standard credit and financial review of end-user customer

9.      DISTRIBUTION, SHIPPING AND INSTALLATION


9.1     DISTRIBUTION.


        Contractor shall provide worldwide distribution of Terminals, initially to the countries listed on Schedule 1, which shall be expanded from time-to-time as agreed to by the Parties, provided Contractor will agree to expand distribution into countries where it has existing distribution capability, subject to commercial viability. AIL will obtain landing rights to provide its service in a * * * before Contractor is required to distribute Terminals in such country. AIL will obtain landing rights to provide its service in a * * * before Contractor is required to distribute Terminals in such country. Contractor agrees to use commercially reasonable efforts to establish its distribution network and begin distributing Terminals in a country in less than the applicable time period after landing rights are secured if required by AIL. Absent a written agreement of the Parties to the contrary, Contractor shall not be obligated to begin distribution of Terminals in any country prior to AIL obtaining landing rights in such country. A list of countries in which Contractor and the Principal Subcontractors have existing facilities or distribution capability is set forth in
        Schedule 9.


9.2     PACKING.


        All deliveries to AIL pursuant to this Agreement shall be preserved, packaged and packed to ensure safe delivery to their destinations without damage. All Terminal packages shipped to AIL, Service Providers and Users shall contain the items required in Section 1.7 of the SOW, plus any optional items if ordered.


9.3     SHIPPING.


        Unless otherwise specified in an Order accepted by Contractor, all shipments hereunder shall be FOB Contractor's designated site.


9.4     RISK OF LOSS.


        Risk of loss to any Terminal, Equipment or Software shipped to AIL or Service Provider shall vest in AIL, or such Service Provider, as the case may be, upon acceptance of delivery of such Terminal by the authorized agent or carrier of the purchasing party if designated by such party in the corresponding Order and if not so designated, upon delivery to the carrier at Contractor's shipping point, unless otherwise mutually agreed in writing by Contractor and the purchasing party. If Contractor obtains insurance on behalf of or for the benefit of AIL, AIL shall be responsible for filing, processing and pursuing all claims under such insurance policy.


9.5     TITLE.


        Title, free and clear of all Liens, to any Terminal or Equipment shipped to AIL or Service Providers shall vest in such recipient upon acceptance of delivery of such Terminals by the authorized agent or carrier of the purchasing party as designated by such party in the corresponding Order, and if not so designated, upon delivery of the carrier at the Contractor's shipping point, unless otherwise mutually agreed in writing by Contractor and the purchasing party. Notwithstanding the foregoing, if title must be maintained by Contractor in order to perfect a purchase money security interest as described in Section 24.17 below, then title may not pass until the security interest has been released.


10.     LICENSES, PROPRIETARY RIGHTS AND ESCROW


10.1    GRANTS OF LICENSES TO CONTRACTOR.


        (a) Development License to use AIL Confidential Information. AIL hereby grants Contractor a worldwide, royalty-free, limited, non-exclusive, non-transferable (except in accordance with Section 24.1 hereof) development license to use and reproduce the AIL Background Information and AIL Foreground Information (including AIL's System and Terminal background Intellectual Property related thereto) provided by AIL and required by Contractor or its Subcontractors for the sole purpose of designing and developing the Terminals (the "Development License"). The term of the Development License will be coterminous with the Term (as defined in Article 4 above).


        (b) Production License. During the Term, AIL grants to Contractor a worldwide, royalty-free, limited, non-exclusive, non-transferable (except in accordance with Section 24.1 hereof) production license to use the AIL Background Information and AIL Foreground Information to manufacture and support the Terminals and Comparable Terminals and to reproduce, market, sell (except in the case of the Software), license (in the case of Software) and distribute the AIL Background Information and AIL Foreground Information solely as contained in the Terminals and Comparable Terminals (the "Production License"). Following the Initial Term, the Parties mutually may agree to extend the Production License on commercially reasonable terms. In any case, the Production License shall be coterminous with the Term.


        (c) Term of Licenses. Notwithstanding anything to the contrary in Subsections 10.1(a) and 10.1(b), the term of the foregoing Development and Production Licenses shall continue in effect as long as and to the extent required by Contractor to fulfill its obligations hereunder, including those for support, maintenance and provision of parts.


10.2    GRANTS OF LICENSES TO AIL.


        Subject to Section 10.3, Contractor hereby grants to AIL, its Service Providers and Users a worldwide, perpetual, fully-paid-up, royalty-free, limited, non-exclusive, non-transferable (subject to Section 24.1 hereof) right and license to use, operate, display, demonstrate, market, distribute, lease and sell, and authorize others to perform the foregoing, the Contractor

        Background Information and Contractor Foreground Information as incorporated with and into the Terminals.


10.3    SOFTWARE LICENSES AND RIGHTS.


        Commencing upon delivery of Software, Contractor grants to AIL, Service Providers and Users a perpetual, nontransferable (except as permitted pursuant to Subsection (g)), nonexclusive, fully-paid, royalty-free, irrevocable, and a world-wide right and license (or sublicense for third party software) to use, copy, access, display, operate and process the Software in connection with AIL's intended use of the Terminals and the intended use by the Service Providers and Users to which AIL supplies Terminals.


        (a) AIL and each Service Provider and User to which AIL supplies Terminals may make only one (1) copy per Terminal (or as otherwise required by applicable law) of the Software for back-up purposes and for operation of the Terminals. Any such reproduction shall include any copyright or similar proprietary notices contained in the Software being reproduced.


        (b) Neither AIL nor any Service Provider or User to which AIL supplies Terminals shall attempt to decompile or reverse assemble all or any portion of the Software in an effort to obtain the Source Code for the Software, nor shall it authorize others to do so, nor rent, lease, grant a security interest in, or otherwise transfer rights to the Software except as set forth herein.


        (c) Neither AIL nor any Service Provider or User to which AIL supplies Terminals shall, except as provided in Section 10.6, create a derivative work of the Software or modify the code to the Software; provided, however, the foregoing shall not in any manner whatsoever limit AIL's, its Service Providers and User's rights to use the Software in accordance with the Documentation or Contractor's instructions or otherwise limit AIL's rights to use any tools provided with the Software.


        (d) AIL shall require by written agreement with the Service Providers and Users to which AIL supplies Terminals that such Service Providers and Users agree to comply with the provisions of Subsections (a) through (c) above, subject to the requirements of applicable law.


        (e) In connection with AIL's maintenance and support of the Software following a release from escrow as provided in Section 10.6, AIL may add to, delete from, or modify and create derivative works of the Software as provided in Section 10.6; provided, however, that no changes, however extensive, shall alter Contractor's or its suppliers' title to the original Software. Title to any such additions or enhancements to the Software shall vest in Contractor or the supplier of the Software and AIL shall have the same license to such modifications as it had in the original Software, except in case where Contractor fails to provide support, in which case, title to the enhancements lies with AIL. Both Parties agree not to assert their respective Intellectual Property Rights in such enhancements against the other. Contractor shall not have any support or maintenance obligations with respect to such additions or enhancements made by AIL to the Software.


        (f) AIL shall have the right to permit its officers, employees, agents, advisors, third party consultants, Users and Service Providers to use the Software on behalf of AIL or its


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

                Service Providers or Users, as the case may be, to the same extent AIL is permitted hereunder, subject to the restrictions hereof.


        (g) AIL shall have the right to transfer any of the licenses granted to AIL herein in the event AIL sells a Terminal or component thereof or in the event of an assignment or change in Control in accordance with Section 24.1.


        (h) During the Warranty Period and the Extended Warranty Period (if any), AIL, Service Providers and Users shall be entitled to receive from Contractor, at no additional charge, all Software error corrections, bug fixes, patches and mandatory updates (collectively, "Software Corrections"). Following the Warranty Period and any Extended Warranty Period, Contractor agrees to provide Software Corrections to AIL, Service Providers and Users for commercially reasonable fees. In addition, Contractor may make available to AIL, Service Providers and Users from time to time during the Warranty Period and Extended Warranty Period, if applicable, at prices determined by Contractor, certain updates, upgrades, enhancements and releases (collectively, "Software Updates"). Such Software Corrections and Software Updates shall be considered to be Software hereunder. Ownership of the Software Corrections and Software Updates as between AIL and Contractor shall be determined in accordance with Section 10.4 hereof. Software Corrections and Software Updates shall be tested as provided in Section 6.5 prior to release.


10.4    PROPRIETARY RIGHTS.


        (a)     Assignment of Rights.


                (i) Prior to permitting any Contractor Personnel to perform work hereunder, Contractor and its Subcontractors will enter into appropriate agreements with their respective employees, contractors and consultants that properly assign Intellectual Property Rights developed by such employees, contractors and consultants so that the provisions of this Agreement may be validly implemented without infringement.


                (ii) Prior to permitting any employee, contractor or consultant to perform work hereunder, AIL will enter into appropriate agreements with such persons and entities that properly assign Intellectual Property Rights developed by such employees, contractors and consultants so that the provisions of this Agreement may be validly implemented without infringement.


        (b) Jointly-Developed Works of Authorship. Copyrights and other rights of authorship in any written materials or other works of authorship (including maskworks, schematics, diagrams and flowcharts) produced by a joint collaboration of AIL and Contractor, will be jointly owned except for a Party's Confidential Information contained therein (which shall remain the sole property of that Party or its licensors) without any appropriate right or obligation of accounting to the other Party for profits from exploitation of the rights.


        (c) Contractor Foreground Information. Subject to Subsection (a) above, any Contractor Foreground Information produced by Contractor and its Subcontractors under this Agreement, except for any AIL Confidential Information (which shall remain the sole property of AIL or its licensors) and Joint Confidential Information contained therein,


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

                shall be the sole property of Contractor, the Subcontractors or their respective licensors. Contractor agrees that it will negotiate in good faith to license the Intellectual Property Rights contained in such Contractor Foreground Information to AIL's authorized second source(s) on commercially reasonable terms and fees acceptable to Contractor, to the extent such second source is in need of such Intellectual Property Rights related to the Contractor Foreground Information to fulfill its obligations to AIL related to the AIL System.


        (d) Patent Rights. Patent rights and rights in inventions first created or reduced to practice in the course of performance under this Agreement will be owned as follows:


                (i) Solely by Contractor if created solely by Contractor Personnel and to the extent they do not incorporate any AIL Confidential Information (Intellectual Property Rights related to such patent rights and rights of invention also shall constitute Contractor Foreground Information);


                (ii) Solely by AIL if created solely by AIL personnel and to the extent they do not incorporate any Contractor Confidential Information; and


                (iii) Jointly without any appropriate right or obligation of accounting to the other Party for profits from exploitation of the rights, if created jointly by Contractor Personnel and AIL personnel to the extent they do not incorporate Confidential Information of either Contractor or AIL. With respect to jointly owned patent rights and rights in inventions, the Parties will provide reasonable cooperation and assistance to one another in the preparation, filing and prosecution of any patent applications, and the execution of all associated applications, assignments and other instruments. The Parties will divide any costs and expenses incurred by the Parties in preparing, filing and prosecuting any such patent applications. However, if a Party does not wish to the pay costs and expenses associated with preparing, filing and prosecuting a particular patent application, it may notify the other Party in writing. In such case, the notified Party may either abandon the patent application in question or may proceed with the application, in which event the other Party will not be a joint owner of any resulting patent.


        (e) Remedies for Violation of Contractor Rights. * * * In such case, Contractor shall be entitled at its election to royalties on commercially reasonable terms pursuant to a license agreed to by the Parties or by an arbitrator in the event the Parties are unable to agree upon the terms of such license, in addition to all other damages and remedies available to Contractor at law, in equity or otherwise, subject to Contractor's * * * as provided in this Subsection.


10.5    DOCUMENTATION.


        (a) In accordance with the SOW, Contractor agrees to furnish and convey to AIL (and Service Providers and Users in the case of User Documentation), at no additional charge, such Documentation in the English language covering the Terminals delivered under this Agreement. Contractor shall develop, publish and provide to AIL, Service Providers and Users as appropriate, accurate and complete Documentation, written in a manner reasonably understood by AIL, Service Providers and Users, for each such Terminal produced hereunder. Contractor shall make available to AIL, on an as-ordered basis, additional copies of such Documentation at commercially reasonable prices. Unless

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

                otherwise specified in an Order therefor and agreed to by Contractor, all Documentation shall be in the English language and Contractor agrees to have such Documentation translated as necessary to support AIL's international sites subject to agreement on the cost responsibility thereof.


        (b) In addition to the rights set forth in Subsection (a), Contractor hereby grants AIL the right to reproduce, modify, distribute and enhance the Documentation. AIL also has the right to make copies of such modifications and enhancements and distribute the same. In the event AIL modifies the Documentation in a manner not directed or approved by Contractor, Contractor will not be responsible for AIL's use of such Documentation to the extent it is modified by AIL. Contractor may review and approve AIL's proposed modifications and enhancements to the Documentation.


10.6    TECHNICAL MATERIALS ESCROW.


        (a) Within thirty (30) days following the Effective Date, Contractor, AIL and Fort Knox Escrow Services, Inc. will enter into a written escrow agreement substantially in the form attached hereto in Schedule 10 (the "Escrow Agreement") pursuant to which Contractor will deposit with the escrow agent applicable Technical Materials available at that time related to such Terminals (the "Escrowed Materials"). Contractor shall update the Escrowed Materials following the conclusion of Alpha and Beta testing, upon delivery of the Seed Order and at the end of each calendar quarter thereafter. The Parties shall share the fees payable to Fort Knox Escrow Services, Inc. equally. Contractor represents and warrants that the Escrowed Materials shall, at all times, be sufficient for an individual reasonably experienced in satellite telecommunications technology to understand and utilize such materials to manufacture and support the Terminals as contemplated herein. During the Term, Contractor will maintain such Escrow Materials current with respect to the Terminals then utilized by AIL. Subject to the restrictions set forth in the Escrow Agreement, the escrow agent will make the Escrow Materials available to AIL upon AIL's notice to the Contractor and the escrow agent that one of the following has occurred if Contractor does not, within ten (10) days thereafter, notify AIL and the escrow agent that it objects to the release of the Escrow Material:


                (i) the institution by Contractor of insolvency, receivership or bankruptcy proceedings;


                (ii) a general assignment by Contractor for the benefit of creditors,


                (iii)   the appointment of a receiver for Contractor,


                (iv) the filing by creditors of Contractor of a petition in bankruptcy against Contractor which is not stayed or dismissed within sixty (60) days;


                (v) Contractor ceasing to manufacture or to deal in the Terminals;


                (vi) Contractor's failure to reasonably correct or cure any material Defects in the Terminals in accordance with this Agreement following Contractor's receipt of a written notice thereof from AIL; or


                (vii) AIL's termination of this Agreement for Cause in accordance with Section 23.1




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

                        (items (i) through (vii) hereinafter referred to as the "Release Conditions").


        (b) In accordance with the Escrow Agreement, the escrow agent will give written notice to Contractor contemporaneously with the delivery of the Escrow Materials to AIL. In the event it is determined that a Release Condition did not occur or is cured to AIL's reasonable satisfaction, AIL will be required to promptly return the Escrow Materials to the escrow agent.


        (c) AIL shall be entitled to use the Escrow Materials as necessary to support and maintain its purchased Terminals as well as to manufacture, or have manufactured, Terminals only to fulfill Contractor's obligations hereunder, including obligations that may arise in the future or at Contractor's election in accordance with the terms hereof. Notwithstanding the foregoing, in the case of Subsection 10.6(a)(vi) above, AIL may use the Escrow Materials only to cure or resolve such Defect. Such use shall include the right to copy, disclose, modify, enhance, upgrade, revise, and create derivative works of such Escrow Materials. AIL shall be entitled to permit its officers, employees, agents, advisors, third party consultants and Service Providers to use the Escrow Materials on behalf of AIL. With respect to AIL disclosures to third parties, AIL agrees to only disclose the Escrow Materials to third parties that are working for AIL under a confidentiality arrangement. AIL will immediately return the Escrow Materials, including all copies thereof, to the Escrow Agent when AIL no longer requires the Escrow Materials for the purposes permitted hereunder.


11.     TRAINING; MAINTENANCE


11.1    TRAINING.


        Contractor will provide AIL and its Service Providers training in accordance with the following:


        (a) During a twelve month period, as mutually agreed by the Parties, Contractor shall provide training on agreed-upon terms and prices on a worldwide regional basis to AIL, Service Providers, and their designated third party maintenance providers on Terminal installation procedures, including software loading, antenna polarization, antenna mounting, terminal initialization, antenna pointing, satellite acquisition, software use and maintenance, special installation procedures for harsh environment and high-rise buildings, and any other subjects necessary to provide first level maintenance and to install the Terminals. These courses will be available at Contractor-designated facilities or at AIL-designated facilities when mutually agreed. This training will consist of formal and informal classroom instruction and actual hands-on training in laboratory environments. Contractor also reserves the right to subcontract the training to designated third party vendor. Contractor will have the option to enroll AIL or Service Provider students into training classes held at either third party or Contractor's training facilities.


        (b) Contractor shall provide AIL (or its Service Providers at AIL's sole discretion), * * * , two training courses (with content consistent with the content and topics described in Subsection
                (a) above) for attendance by up to twenty-five (25) AIL designated individuals per course. Additional training desired by AIL or its Service Providers will be mutually agreed upon.


        (c)     Contractor shall develop and furnish all training materials.


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

        (d) Contractor shall, at commercially reasonable prices and terms, provide all remedial training and training on any changes, updates and enhancements to the Terminals or as otherwise necessary for AIL and its Service Providers to be capable of performing all necessary services, including installation, operation, maintenance, provisioning, monitoring and control of the Terminals.


11.2    MAINTENANCE.


        Contractor will have the ability to service or will have an agreement with others to service Terminals in each country where Terminals are distributed. Contractor shall create service manuals and maintenance documents, in the English language, for all versions and generations of the Terminals, which shall be provided to AIL and Service Providers for use by them and their designated third party maintenance providers. During the Warranty Period and Extended Warranty Period, Contractor shall provide second-tier customer support to the help desk of designated maintenance providers of AIL, its Service Providers or Users on a 24 x 7 x 365 basis to answer such maintenance providers' maintenance-related questions with respect to the Terminals. The Parties agree to develop and agree to appropriate standards for promptness of help desk support (responsiveness, resolution and escalation), which shall constitute part of the Service Standards as described in Section
        13.1 below. At AIL's request, Contractor shall provide to AIL the costs and fees associated with translating and providing non-English language service manuals and maintenance documents.


12.     CHANGE PROCEDURES AND CONTRACT MANAGEMENT


12.1    DEVELOPMENT PHASE CHANGE PROCEDURES.


        During the Term, AIL may require changes in this Agreement, including the applicable provisions of the SOW. Within fifteen (15) days of AIL's requested change, Contractor shall provide AIL with a summary of the effect of such changes on the price (recurring and non-recurring) and time required for performance, and AIL shall elect whether to pursue such change. Should any such change increase or decrease the price of or time required for performance of Contractor's or its Subcontractors' obligations hereunder, Contractor shall be entitled to a reasonable adjustment in the Milestone Payments, Wholesale Price or delivery schedule, as applicable. Price adjustments shall account only for the net cost impact incurred by Contractor as a result of the change plus a reasonable profit thereon not to exceed * * *. Contractor will provide reasonably detailed back-up cost data to support its claim for adjustment. All AIL-proposed Changes developed under this Section shall be warranted and supported by Contractor as if part of the Terminal when first deployed.


12.2    PRODUCTION PHASE CHANGE PROCEDURES.


        (a) Contractor shall also develop and provide for sale to AIL Terminal modifications and enhancements and new commercially available products in accordance with the following:


                (i) From time to time during the Term, AIL may provide to Contractor a proposed change in or addition to the Terminals or a written idea for a new product (an "AIL-proposed Change"). All such AIL-proposed Changes shall be considered AIL Background Information for purposes hereof; provided, however, that this will not restrict the Parties making the AIL-proposed Change subject of the proposal an agreed upon commercial product as provided herein.




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

                (ii) Within thirty (30) days of receipt of an AIL-proposed Change, Contractor shall propose a price for the AIL-proposed Change and applicable delivery schedule. In determining such price, if the AIL-proposed Change includes a request for Contractor to correspondingly reduce or eliminate any components of the Terminals it is then providing, such components shall be considered "Replacements." In that event, the Parties shall determine the costs and expenses required to provide the Replacements and the reduction in the costs and expenses related to the components being replaced, and there shall be an appropriate adjustment in the applicable price for such costs and expense being replaced.


                (iii) If AIL in its sole discretion accepts such price with respect to items and delivery schedule (A) Contractor, at its sole cost and expense, shall design, develop and/or manufacture or have manufactured such AIL-proposed Change in accordance with the proposed delivery schedule and (B) AIL shall grant Contractor (including its Subcontractors, if necessary) all rights it has as necessary to permit Contractor (including its Subcontractors, if necessary) to design, develop and/or manufacture such AIL-proposed changes.


                (iv)    All AIL-proposed Changes developed under this Subsection
                        (a) shall be warranted and supported by Contractor as if part of the Terminal when first deployed.


                (v) To the extent that any AIL-proposed Change effects a delivery schedule hereunder, the Parties will appropriately adjust Contractor's delivery obligations hereunder.


        (b) No changes in or additions to any Terminal, Equipment, Software or new products provided herein, or additional charges therefore, shall be made unless approved in writing by the AIL Contract Manager. Notwithstanding anything to the contrary herein, Contractor is authorized, without AIL's prior approval, to make changes that do not affect a Terminal's compliance with applicable Standards and the applicable provisions of the SOW, including applicable interface specifications, in a manner consistent with Section 6.5 above.


12.3    CONTRACTOR-PROPOSED CHANGES.


        (a) All Contractor-proposed changes to the SOW shall be submitted to AIL in a written proposal that describes in reasonable detail the proposed change and the technical, performance and economic effects on the Terminals and the AIL System of such change. To maintain the viability of AIL-approved sources of each class of Terminals, all changes to the SOW proposed by Contractor or co-exclusive vendor (either, the "Proposing Vendor") for any Terminal shall be evaluated by AIL, and may be evaluated at AIL's discretion by the other co-exclusive vendor (the "Evaluating Vendor") for such Terminal to determine that such change will not have a substantial negative effect on the Evaluating Vendor's continued ability to produce such Terminal competitively. If AIL determines that such change will have a substantial negative effect, AIL may decline to change the SOW, or AIL may direct the Proposing Vendor to license to the Evaluating Vendor such Intellectual Property Rights of the Proposing Vendor as may be required to reasonably enable the Evaluating Vendor to be able to manufacture Terminals to meet the revised SOW, all at a commercially reasonable terms and royalty or license fee. The


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                foregoing provision shall not be enforceable against Contractor unless AIL's other co-exclusive terminal vendor is bound by a substantially similar provision.


        (b) If changes to any Standard from time to time after the Effective Date require material changes to be made to the Terminals (or any configuration of Terminals being shipped to a particular country) that would result in a material impact on either the applicable Wholesale Prices, non-recurring costs and expenses or delivery schedule of such Terminals, the Parties agree to negotiate in good faith and to reasonably adjust Contractor's applicable Wholesale Price, non-recurring payments and delivery schedules to accommodate such Standards change. Each Party will advise the other Party at such time as it becomes aware of any such changes or proposed changes to any Standard.


12.4    CONTRACT MANAGEMENT.


        (a) As of the Effective Date, each Party shall appoint an executive to act as contract manager having the primary responsibility for performance of its company's obligations hereunder and for managing the relationship between the Parties (the "Contractor Contract Manager" or the "AIL Contract Manager", as the case may
                be). Each Contract Manager shall devote the necessary time and efforts to managing its company's responsibilities under this Agreement, and have authority to escalate all unresolved problems to its senior management. Each Party also shall identify a primary contact who shall serve as the point of contact for all day-to-day and operational issues.


        (b) Beginning on the Effective Date and pursuant to the SOW, Contractor shall provide monthly reports (the format and content of which shall be mutually agreed by the Parties and which shall include new issues, resolutions of previously identified issues, status, management, performance to SOW and to applicable Standards, schedules, change control, Terminal failures, shipment reports, purchase order reports, remediation and repair, quality assurance, technology reports and project schedule charts) and such other information as AIL may reasonably request and shall meet with AIL as necessary to inform AIL on the status of the Terminals and Services.


        (c) Beginning with the quarter-ending after the first production Terminal shipments, Contractor shall provide, in accordance with the SOW, quarterly - reports as required by the SOW (the format and content of which shall be mutually agreed by the Parties) and regarding (1) orders and shipment, including a detailed itemized description of Terminals ordered and/or shipped during the reporting period, the ship-to location and date of delivery, and aggregate dollar value of Terminals shipped during the reporting period; (2) Terminal failure rate and causes/pattern of such failures, and Terminal repairs and replacements; (3) status of Type Approvals; and (4) such other information as AIL may reasonably request.


        (d) Contractor agrees to maintain open and collaborative dialogue with AIL and offer full disclosure with respect to:


                (i) the Milestone and Payment Schedule milestones and decisions made by Contractor on an on-going basis throughout the design process and the remainder of the term;


                (ii) the status of delivery of Terminals and Services provided hereunder;


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

                (iii) the state of affairs regarding any aspect of the Terminals;


                (iv) all pertinent limitations and problems with the Terminals; and


                (v)     its known limitations of its work or the Terminals.


12.5    CONTRACTOR PERSONNEL.


        (a) "Key Contractor Personnel" shall be the Contractor and Subcontractor personnel filling the positions identified in
                Schedule 11 hereto.


        (b) The Key Contractor Personnel shall be located at the site(s) that the Parties believe will permit the most effective performance of Contractor's obligations hereunder.


        (c)     Before assigning an individual to any position described in
                Schedule 11, whether as an initial assignment or a subsequent assignment, Contractor shall notify AIL of the proposed assignment, shall introduce the individual to appropriate AIL representatives, and shall provide AIL with a biography and other information about the individual as reasonably requested by AIL. If AIL in good faith objects to the proposed assignment, the Parties shall attempt to resolve AIL's concerns on a mutually agreeable basis. If the Parties have not been able to resolve AIL's concerns within five (5) business days, Contractor shall not assign the individual to that position and shall propose to AIL the assignment of another individual of suitable ability and qualifications. The Key Contractor Personnel that have been approved as of the Effective Date are listed in
                Schedule 11. Key Contractor Personnel may not be transferred or re-assigned, except in the case of termination of employment, until a suitable replacement has been approved by AIL, such approval not to be unreasonably withheld. In no event shall any Key Contractor Personnel be transferred or re-assigned by Contractor to perform work for a Competitor of AIL deploying satellite switched networking technology for a period of * * * following the date such individual terminates work related to this Agreement. Contractor shall conduct an exit interview with all Key Contractor Personnel who terminate their employment with Contractor to review their confidentiality and non-disclosure obligations as provided herein.


12.6    REPLACEMENT, QUALIFICATIONS, AND RETENTION OF CONTRACTOR PERSONNEL.


        (a) In the event that AIL determines in good faith that the continued assignment to work performed hereunder of a Contractor employee is not in the best interest of AIL, then AIL shall give Contractor written notice to that effect requesting that the employee be replaced. Promptly after Contractor's receipt of such a request by AIL, Contractor shall investigate the matters stated in the request and discuss its findings with AIL. If AIL still in good faith requests replacement of the employee, the Parties shall negotiate in good faith the resolution of this matter.


        (b) The personnel Contractor assigns to perform its obligations hereunder shall be properly educated, trained and qualified for the services they are to perform.


        (c) AIL and Contractor both agree that it is in their best interests to keep the turnover rate of the Contractor Personnel performing its obligations hereunder to a reasonably low level. Accordingly, if AIL determines that turnover rate of the Contractor Personnel is excessive and so notifies Contractor, Contractor shall meet with AIL to discuss the


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                general reasons for the turnover rate. If appropriate,
                Contractor shall submit to AIL its proposals for reducing the turnover rate, and the Parties shall mutually agree on a program to bring the turnover rate down to an acceptable level. In any event, notwithstanding transfer or turnover of Contractor Personnel, Contractor remains obligated to perform its obligations hereunder without degradation.


12.7    AIL THIRD PARTY SERVICES AND PRODUCTS.


        (a) Contractor agrees to provide all reasonable cooperation with the agents, consultants, subcontractors and third party suppliers of AIL as requested by AIL to achieve functional compatibility of the Terminals with the AIL System.


        (b) Third parties retained by AIL shall comply with Contractor's reasonable security and confidentiality requirements, and shall, to the extent performing work on Contractor-owned, licensed or leased Software, Terminals or Equipment, comply with Contractor's reasonable work standards, methodologies and procedures. Contractor shall immediately notify AIL if an act or omission of such a third party may cause a problem or delay in providing the Terminals or Services and shall work with AIL to prevent or circumvent such problem or delay.


12.8    PRIME CONTRACTOR.


        Contractor acknowledges and agrees that it is the prime contractor under this Agreement and as such, assumes full responsibility and liability for the performance of all Contractor Personnel and third parties used by Contractor hereunder to the same extent as if such obligations were performed by Contractor. Without limiting the generality of the foregoing, Contractor shall be responsible for discharging any Liens placed on any Terminals, Equipment or Software purchased by AIL, its Service Providers or Users hereunder, except for purchase money security interests as described in Section 24.17 below. Contractor shall be AIL's sole point of contact regarding the work performed hereunder, including with respect to payment.


12.9    CONTRACTOR'S USE OF SUBCONTRACTORS.


        (a)     As of the Effective Date, AIL hereby approves the following
                Subcontractors: the Principal Subcontractors and those entities set forth in Schedule 12. All Subcontractors to which Contractor discloses AIL Confidential Information must agree in writing to be bound to the non-disclosure, confidentiality and invention assignment provisions contained herein.


        (b) Except as provided in Subsection (a) of this Section and to the extent AIL may agree otherwise in writing, Contractor shall not subcontract any of its obligations under this Agreement, which shall include the replacement of any previously approved Subcontractor, if the value of the subcontract is * * * or more (such subcontract or replacement subcontract, the "Material Subcontract" and the subcontractor proposed to perform same, the "Material Subcontractor"), except as follows:


                (i) Prior to entering into a Material Subcontract, Contractor shall give AIL not less than thirty (30) days' prior written notice specifying the Services affected, a description of the scope and material terms (other than price) of such Material Subcontract, and the identity and qualifications of the proposed Material



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                        Subcontractor. If AIL reasonably objects to the use of a
                        proposed Material Subcontractor, the parties shall discuss AIL's concerns and Contractor will either use a different Material Subcontractor or provide AIL a detailed rationale in writing as to why it will use the proposed Material Subcontractor.


                (ii) Contractor shall disclose to the Subcontractor all the terms and conditions of the Agreement that may impact the Subcontractor, and the Subcontractor will be required to comply with the obligations imposed by those terms and conditions.


                (iii) AIL also shall have the right during the Term to revoke its prior approval of a Material Subcontractor and direct Contractor to replace such Subcontractor or take such other action as may be mutually agreed by the Parties, if the Subcontractor's performance results in an uncured material breach of this Agreement. Notwithstanding the foregoing, AIL does not have the unilateral right to revoke Contractor's use of any Principal Subcontractor as a Subcontractor hereunder.


                (iv) Without limiting the generality of Contractor obligations set forth in Section 12.6, Contractor shall remain responsible for obligations performed by Subcontractors to the same extent as if such obligations were performed by Contractor employees. Contractor shall be AIL's sole point of contact regarding the Terminals and Services, including with respect to payment Contractor shall not disclose Confidential Information of AIL or Joint Confidential Information to a Subcontractor unless and until such Subcontractor has agreed in writing to protect the confidentiality of such information in a manner substantially equivalent to that required of Contractor under this Agreement, and in all respects, only on a "need-to-know" basis.


12.10   ON-SITE REPRESENTATIVES.


        Contractor agrees to provide reasonable office space and telephone and data line access at Contractor's primary design and manufacturing site(s) to AIL employees and designated representatives from time to time (each, an "On-Site Representative"). Each On-Site Representative shall have access to the work being performed by Contractor hereunder on a non-interference basis, including:


        (a) the ability to move without escort within designated unrestricted areas within appropriate facilities;


        (b)     visibility into development and production of Terminals;


        (c)     right to attend regularly scheduled meetings, reviews and tests;
                and


        (d) electronic access to Terminal-related documents and a right to copy same.


13.     SERVICE STANDARDS


13.1    GENERAL.


        By no later than sixty (60) days after the Effective Date, the Parties will develop and agree upon meaningful quantitative and qualitative standards of service governing Contractor's provision of the Terminals to AIL, Service Providers and Users, including the components thereof, and



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

        performance of the Services, in which shall be attached hereto as
        Schedule 13 (collectively, the "Service Standards"). Contractor agrees to perform its applicable obligations hereunder in accordance with the Service Standards.


13.2    CONTRACTOR'S FAILURE TO PERFORM.


                Contractor shall, on each occasion on which it fails to meet any Service Standard:


                (i) Promptly investigate and report on the root causes of the problem;


                (ii) Correct the problem and begin meeting the Service Standard as soon as possible;


                (iii)   * * *; and


                (iv) Advise AIL of the status of remedial efforts being undertaken with respect to such failure.


13.3    PERIODIC REVIEWS.


        Upon six (6) months after the date of Acceptance of the Terminals, and at least annually thereafter, AIL and Contractor shall review the Service Standards and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to provide the Terminals, including the components thereof, and Services.


13.4    MEASUREMENT AND MONITORING TOOLS.


        Contractor shall utilize the necessary measurement and monitoring tools and procedures required to measure and report Contractor's provision of the Terminals, and Services against the applicable Service Standards. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Standards, and shall be subject to review, examine and/or audit by AIL. Contractor shall provide AIL with information and access to such tools and procedures upon request, for purposes of verification.


13.5    AIL'S FAILURE TO PERFORM.


        AIL's failure to perform any of its responsibilities set forth in this Agreement (other than AIL's obligations to pay undisputed amounts under Section 15.4) shall not be grounds for termination by Contractor. The foregoing sentence shall not limit Contractor's right to claim that AIL's failure to perform is a material breach for any other purpose under this Agreement. Contractor's nonperformance of its obligations under this Agreement shall be excused if and to the extent (i) such Contractor nonperformance results from AIL's failure to perform its responsibilities, (ii) Contractor provides AIL with reasonable notice of such nonperformance, and (iii) Contractor uses commercially reasonable efforts to perform its obligations notwithstanding AIL's failure to perform.


13.6    AIL'S SUSPENSION OF WORK.


        Notwithstanding the foregoing Section 13.5, AIL, by written notice, may at any time suspend work (including suspension of production work, delivery of Terminals and payment therefor, excluding suspensions due to catastrophic failures of satellites) for a period not to exceed * * *, and for further periods agreed to by the Parties. The Parties will agree to appropriate adjustments to the Terminal Wholesale Price, delivery schedule and Milestones, but only to the extent that Contractor demonstrates that such suspension results in an increase in the cost to Contractor and a delay in performance hereunder. Such suspension of work shall not be considered a failure to perform or breach of this Agreement. Notwithstanding the foregoing, if AIL suspends work more than * * * period of the Term (excluding suspensions due to catastrophic failures of satellites), Contractor, at Contractor's election, may require upon written notice to AIL that AIL terminated this Agreement for its convenience and in accordance with Section 23.2. The Parties shall work together to minimize the impact of such suspension on pricing, delivery schedule and Contractor's performance (and AIL's liability in the event of termination). Any such suspension does not excuse AIL from paying undisputed amounts.


13.7    GENERAL PERFORMANCE AWARD.


        When Contractor provides exceptional performance (including, without limitation, meeting delivery requirements of AIL, Service Providers and/or Users), AIL, in its sole discretion, may pay Contractor a monetary award under this Agreement (the "General Performance Award"). Such General Performance Award may be in an annual amount to be determined by AIL within sixty (60) days after the Effective Date. Contractor has no "right" to receive a Performance Award in a given year. AIL may at its sole discretion pay the General Performance Award to Contractor.


14.     TERMINAL PRICES


14.1    GENERAL.


        Contractor agrees to offer Terminals for sale to AIL's Service Providers at the prices per Terminal no greater than those Wholesale Prices offered to AIL hereunder. Accordingly, AIL and it Service Providers may purchase Terminals, Equipment, Services and Documentation (in addition to the Terminals covered in the Seed Order and MQPC) at prices that do not exceed the Wholesale Prices. The Wholesale Price of each Terminal shall include such Terminal and the items set forth in Section 1.7 of the SOW. If Contractor fails to offer the Terminals for sale at prices no greater than the Wholesale Prices specified herein (notwithstanding the fact that Contractor and the purchasing party (either AIL or a Service Provider) mutually agree upon a different purchase price), AIL shall be entitled to terminate the Co-Exclusivity Right, as its sole remedy during the Co-Exclusivity Period, as to such class of Terminal or all classes of Terminals after thirty (30) days written notice, unless in which time Contractor cures the pricing breach. Following the Co-Exclusivity Period, if Contractor materially fails (after the applicable cure period) to offer the Terminals for sale at prices no greater than the Wholesale Prices, as specified herein or determined in accordance with Section 14.2 (unless otherwise mutually agreed by Contractor and AIL or a Service Provider, as the case may be), AIL shall be entitled to terminate this Agreement in accordance with Section 23.1(a) and cancel its outstanding Orders in accordance with Section
        8.8. If AIL so terminates this Agreement for Contractor's uncured material breach of this Section, (i) AIL shall be entitled to have Contractor's obligations hereunder completed by another party or parties, and (ii) Contractor shall not be liable to AIL for damages pursuant to Section 23.3(b) below or otherwise, provided that Contractor reasonably fulfills its obligations under Sections 23.3(a) and 23.4 and reasonably performs its other post-termination obligations hereunder. Notwithstanding the foregoing, AIL may not terminate this Agreement for Cause as provided above if AIL, at the time of termination, has two or more active vendors of Terminals (excluding Contractor). The foregoing remedies shall be AIL's sole remedies for breach of this Section.

14.2    DETERMINATION OF WHOLESALE PRICES; ADJUSTMENTS.


        (a) The applicable Wholesale Prices for Terminals shall be mutually agreed by the Parties prior to the beginning of Contract Year *
                * * and each subsequent Contract Year as follows. AIL and Contractor shall meet at least three (3) months prior to the start of the Contract Year and mutually agree upon a forecast for that Contract Year (on both quarterly and annual bases) of the approximate number of Terminals and Comparable Terminals that AIL expects to be sold and delivered into all markets by all vendors of Terminals and Comparable Terminals (the "Annual Forecast Number") and establish the Wholesale Price for such Contract Year in accordance with Schedule 4, as may be amended by the Parties to provide for additional Terminal configurations and Contract Years through the end of the Term. This Annual Forecast Number shall be updated on a quarterly basis against the actual quantities sold by all Terminal vendors in all markets and any other factors as agreed by the Parties, and the Wholesale Price applicable to the remainder of the Contract Year shall be adjusted up or down in accordance with Schedule 4 based on the revised Annual Forecast Number. The initial Annual Forecast Number is set forth in Schedule 6, or such increased number as the Parties may agree. The Wholesale Price offered to AIL and Service Providers for that particular Contract Year shall not exceed the Wholesale Price set forth on Schedule 4 corresponding to the Annual Forecast Number. The Parties shall mutually agree upon Wholesale Prices for Contract Years * * * and beyond. If the Terminals (or costs to produce such Terminals resulting from factors beyond Contractor's reasonable control) have not substantially changed from Contract Year * * * to Contract Year * * * and beyond, the Wholesale Prices for Terminals delivered in Contract Year * * * and beyond shall not exceed the Wholesale Prices for Contract Year * * *. Wholesale Prices set forth in Schedule 4 (as of the Effective Date), are for Terminals complying, without any modifications which would result in a material impact on Terminal non-recurring engineering expense, Wholesale Price or delivery schedule, with relevant FCC, ETSI and EU standards (as in effect as of the Effective Date), including Type Approval and blanket licensing requirements (when appropriate), for all * * * Countries. It is the intent of the Parties that such Terminals are suitable for similar authorizations including Type Approval and blanket licensing (if applicable). In the event a * * * Country is identified which would require a material Terminal modification that would materially impact Terminal non-recurring engineering expense, Wholesale Price or delivery schedule, Contractor will provide AIL a proposal pursuant to Section 12.3(b). The Parties may amend Schedule 4 from time to time as needed to include Wholesale Prices for additional Terminal configurations supporting Standards for * * * Countries or for other Terminal modifications and enhancements in accordance with Section 12.3(b), on a reasonable price basis.


        (b) By no later than January 31 of the year following the subject Contract Year (unless otherwise agreed by the Parties), AIL shall report to Contractor the aggregate number of Terminals and Comparable Terminals actually sold and delivered by Contractor and all other vendors of Terminals and Comparable Terminals. In addition, within thirty (30) days of the end of each calendar quarter, AIL shall update such forecast to Contractor as described above.


14.3    MOST FAVORED CUSTOMER AND BENCHMARKING.


        (a) Most Favored Customer. If Contractor provides Terminals, Comparable Terminals or terminals that are substantially functionally similar to Terminals, to a Service Provider or User of AIL or to a Competitor of AIL and the prices charged to such User or Competitor for such terminals are lower than the prices charged to AIL for similar business terms, quantities and delivery dates, on a regional basis, the prices charged to AIL shall be appropriately adjusted to provide to AIL the benefit of such lower prices. Such adjustment shall be retroactive to the first date on which the lower charges to such User or Competitor became effective. Within thirty (30) days after the Effective Date of this Agreement and each anniversary of the Effective Date during the Term (as it may be extended), Contractor's chief financial officer shall certify in writing to AIL that Contractor is in compliance with Contractor's Most Favored Customer Status obligations herein and shall provide the information reasonably requested by AIL to verify such compliance. AIL shall retain the right to review, examine and/or audit Contractor using third party independent auditors if (1) the above certification is not so provided by Contractor or (2) AIL has reason to believe that information provided by Contractor is inaccurate.


        (b) Benchmarking. If AIL presents Contractor with credible evidence that terminals for comparable and competitive systems (i.e., Competitors of AIL) or for the AIL System are available in a given country at Prices more than * * * lower ("Substantially Lower Prices") than those offered by Contractor for comparable quantities under normalized payment terms (to account for net present value of the respective payment plans) under similar terms, conditions and specifications, AIL shall provide Contractor with the opportunity to match said lower prices. If Contractor elects not to match said lower prices, AIL shall be entitled to terminate the Co-Exclusivity Right with Contractor with respect to that country. This provision shall not apply to Wholesale Prices offered by AIL's other co-exclusive vendors during the Co-Exclusivity Period.


        (c) Pricing Cooperation. Both Parties shall cooperate to assure that the price AIL charges for its services and the price Contractor charges for its Terminals are competitive in each country in which such services and Terminals are offered for sale by AIL and Contractor, respectively. Both Parties agree to work diligently throughout the Term to lower the pricing of the Terminals to become and remain competitive in the User markets served by AIL.


14.4    TAXES.


        Unless otherwise agreed to by the Parties in an Order, the Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:


        (a) Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.


        (b) Contractor shall be responsible for any sales, use, excise, value-added, services, consumption, and other taxes, customs and duties assessed or otherwise payable by Contractor on any goods or services that are used or consumed by Contractor in providing the Terminals and Services where the tax is imposed on Contractor's acquisition or use of such goods or services and the amount of tax is measured by Contractor's costs in acquiring such goods or services.


        (c) AIL shall be responsible for any sales, use, excise, value-added, services, consumption, or other tax, customs and duties assessed on any particular Terminal or Service


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

                purchased by AIL and delivered by Contractor to AIL or designee hereunder. Such taxes are in addition to the prices set forth herein and shall be identified separately on invoices. AIL shall also be responsible for taxes on goods and services for those items AIL has agreed to reimburse Contractor in this Agreement.


        (d) The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Contractor's invoices shall separately state the amounts of any taxes Contractor is collecting from AIL. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.


        (e) Contractor shall promptly notify AIL of, and coordinate with AIL the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which AIL is responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to elect to control the response to and settlement of the claim, but the other Party shall have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If AIL requests Contractor to challenge the imposition of any tax, and Contractor agrees to do so, AIL shall reimburse Contractor for the reasonable legal fees and expenses it incurs. AIL shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are for taxes that were paid by AIL.


15.     AIL PAYMENTS TO CONTRACTOR AND INVOICING


15.1    INITIAL PAYMENT.


        Within ten (10) days after AIL's receipt of an invoice therefor by Contractor, AIL will pay to Contractor the sum of * * * (the "Initial Payment") by electronic funds transfer in accordance with Contractor's wire instructions provided to AIL prior to the Effective Date. The Initial Payment shall constitute an NRE Payment (for Milestone No. 1) as described in Section 15.2 below.


15.2    PAYMENTS.


        (a) In accordance with the Milestone and Payment Schedule, AIL will pay Contractor nonrecurring engineering payments in the aggregate of * * * (the "NRE Payments"). NRE Payments shall be conditioned on the achievement by Contractor of certain Milestones, as described in Section 15.3 below. If within sixty
                (60) days of the Effective Date, AIL notifies Contractor in writing that it does not desire Contractor to develop and produce * * * capability of the Terminal, then AIL's aggregate NRE Payment obligation hereunder shall be reduced to * * * , and the Milestone Payment for Milestone 8 shall be reduced by * * *. The NRE Payments shall cover services provided by Contractor including, without limitation, Terminal design and development obligations; the development, integration and production of the adaptive equalizer capability of the Terminals (as set forth in the SOW); Terminal prototypes; pre-production Terminals; Acceptance testing; Support Services (of up to * * * staff-hours, with the allocation of such hours as approved by
                AIL), as defined in Section 3 of the SOW, and Contractor shall be responsible for such other obligations as are set forth in the SOW. If AIL requests Contractor support hours in excess of * * * staff-hours, Contractor shall provide such services at rates not to exceed Contractor's time and materials rates set forth in
                Schedule 14. AIL will reimburse Contractor for its reasonable travel and related expenses required in performing Support Services, in accordance with Schedule 14. All Milestone Payments shall be paid in accordance with Section 15.3 and 15.4 below. The NRE Payment hereunder shall satisfy all AIL's unpaid financial obligations to Contractor pursuant to that certain Contract for Engineering Services Agreement dated March 29, 2000 (the "Services Agreement").


        (b) Following Contractor's successful completion of Production Readiness Review as set forth in the SOW and AIL's Acceptance of same, Contractor shall invoice AIL for an amount equal to * * * of the Seed Order value. AIL shall pay such invoiced amount at least one hundred eighty days (180) prior to the initial scheduled date of delivery of the Seed Order Terminals pursuant to Schedule 18, provided that (i) Contractor timely invoices AIL, (ii) Contractor has successfully completed and AIL has approved Contractor's readiness to deliver the Seed Order in accordance with Section 3.2.4 of the SOW and (iii) Contractor certifies to AIL in writing that Contractor continues to meet the requirements of the Production Readiness Review. The remaining balance of * * * per Terminal shall be due upon delivery of each Terminal in accordance with Sections 15.3 and
                15.4 below.


15.3    INVOICING.


        (a) Following (i) Contractor's successful completion of each Milestone in accordance with the applicable Milestone Acceptance Criteria and all other applicable requirements of this Agreement and (2) Acceptance by AIL that the Milestone is complete, Contractor may invoice AIL for the applicable Milestone Payment. Each invoice shall be accompanied by Contractor's written certification that each Milestone to which the invoice relates has been fully and successfully completed in accordance with the Milestone Acceptance Criteria.


        (b) Upon shipment of Terminals pursuant to an Order (including the Seed Order), Contractor will invoice AIL or the applicable Service Provider for amounts due pursuant to this Agreement for such Terminals. Such invoice shall include invoice date, Order number, Terminal part numbers and descriptions, quantities, unit prices and total amount due.


        (c) For deliverables or services provided by Contractor (as mutually agreed by the Parties and other than those required hereunder or under the SOW), Contractor will invoice AIL upon delivery or at such time as otherwise mutually agreed. For Services (other than those required hereunder or under the SOW), Contractor will invoice AIL upon completion of the performance of such Services or at such times as mutually agreed. For annual Extended Warranty Services, Contractor will invoice AIL quarterly in advance. For fees and expenses incurred under Section 15.2 (for travel expenses related to the Support Services) and under
                Schedule 14, Contractor will invoice AIL monthly in arrears. All such invoices shall include invoice date, Order number, description, quantities, unit prices and total amount due. For invoices where the prices are not set forth in the Agreement, Contractor shall provide upon request, the calculations utilized to establish any charges and supporting details and information as to charges; provided, however that to the extent that a firm pricing quotation previously delivered to AIL by Contractor expressly provides such calculations, details and information, Contractor may cross-reference such quotation in the applicable invoice in lieu of Contractor including such calculations, details or information, as applicable.


        (d) Invoices shall separately state the amounts of any taxes as set forth in Section 14.4(c) that Contractor is collecting from AIL.


15.4    PAYMENT DUE.


        (a) Subject to Sections 15.8 and 21.3, and the other provisions of this Article 15, invoices provided for under Section 15.3 and properly submitted to AIL pursuant to this Agreement shall be due and payable by AIL within thirty (30) days after receipt by AIL. Milestone Payments will be considered due and payable when the corresponding Milestone is deemed Accepted.


        (b) All amounts due and payable to Contractor under this Article 15 shall be paid, at AIL's option, either (i) by check payable to the order of Contractor or (ii) by electronic funds transfer to Contractor from account(s) designated by AIL.


        (c) Invoices for payment of * * * hereunder and any other undisputed amounts owed by Contractor to AIL shall be due and payable by Contractor within thirty (30) days after receipt of an invoice by Contractor.


        (d) All undisputed payments made after the due date hereunder will be subject to an interest charge at an annual interest rate equal to * * *, for each calendar day the payment is overdue until the date payment is made.


15.5    ACCOUNTABILITY.


        Contractor shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by AIL hereunder, in accordance with Article 17 and with generally accepted accounting principles applied on a consistent basis. Contractor agrees to provide AIL with documentation and other information with respect to each invoice as may be reasonably requested by AIL to verify accuracy of the invoices and compliance with the provisions of this Agreement.


15.6    PRORATION.


        Periodic charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.


15.7    SET OFF.


        With respect to any amount to be paid by a Party hereunder, under this Agreement or any other agreement between the Parties, the Party may set off against such amount any amount that the other Party is obligated to pay such Party hereunder or thereunder.


15.8    DISPUTED CHARGES.


        Subject to Section 15.7, AIL shall pay undisputed charges when such payments are due under this Article 15. AIL may withhold payment of particular charges that AIL disputes in good faith. AIL will notify Contractor in the event it disputes any charges hereunder within ten
        (10) days of receipt of the invoice for such disputed charges and will set forth its reasons in reasonable detail


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

        for such dispute in such notification. All disputes under this Section shall be resolved in accordance with Article 22 below. If AIL is found liable to make the disputed payment, AIL will pay late payment charges in accordance with Section 15.4(d).


15.9    ENCUMBRANCES.


        Contractor shall not perfect any Lien upon any Terminal, Equipment or Software provided pursuant to this Agreement except as otherwise expressly permitted by this Agreement. All Terminals provided to AIL, its Service Providers and Users shall be free and clear of all Liens in accordance with Section 18.7, subject to Section 24.17.


16.     INFORMATION; CONFIDENTIALITY


16.1    CONTRACTOR INFORMATION.


        (a) Contractor Background Information and Contractor Foreground Information shall be and remain the property of Contractor or its licensors, as the case may be and, subject to Subsection 16.3(c), shall constitute Confidential Information of Contractor. AIL shall not possess or assert any Lien against or to Contractor Background Information or Contractor Foreground Information. No Contractor Background Information or Contractor Foreground Information, or any part thereof (excluding Joint Confidential Information), shall be sold, assigned, leased, or otherwise disposed of to third parties by AIL or commercially exploited by or on behalf of AIL, its employees, vendors, contractors or agents, except as expressly provided herein.


16.2    AIL INFORMATION.


        (a) AIL Background Information and AIL Foreground Information shall be and remain the property of AIL or its licensors, as the case may be and, subject to Subsection 16.3(c), shall constitute Confidential Information of AIL. Contractor shall not possess or assert any Lien against or to any AIL Background Information or AIL Foreground Information. No AIL Background Information or AIL Foreground Information, or any part thereof (excluding Joint Confidential Information), shall be sold, assigned, leased, or otherwise disposed of to third parties by Contractor or commercially exploited by or on behalf of Contractor, its employees, vendors, contractors or agents, except as expressly provided herein.


        (b) Upon AIL's request, but subject to any continuing need of Contractor to fulfill its obligations hereunder, the termination or expiration of this Agreement (in whole or in part) for any reason (including termination for cause) or, with respect to any particular data, on such earlier date that the same shall be no longer required by Contractor in order to render the Services hereunder, such AIL Confidential Information (including copies thereof) shall be promptly returned to AIL by Contractor in a form reasonably requested by AIL or, if AIL so elects, shall be destroyed. Contractor shall certify to AIL in writing that Contractor has fully complied with the letter and the spirit of this Subsection.


        (c) AIL Confidential Information shall not be utilized by Contractor for any purpose other than that of performing its obligations hereunder.



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16.3    CONFIDENTIALITY.


        (a) Confidential Information. Contractor and AIL each acknowledge that they may be furnished with, receive, or otherwise have access to information of or concerning the other Party which such Party considers to be confidential, proprietary, a trade secret or otherwise restricted. As used in this Agreement and subject to Subsection (c)(i) of this Section, "Confidential Information" means all information, in any form, furnished or made available directly or indirectly by one Party to the other, including such information developed by either Party hereunder and used in or with the Terminals, which is marked confidential, restricted, proprietary, or with a similar designation, including all AIL Background Information, AIL Foreground Information, Contractor Background Information and Contractor Foreground Information. Confidential Information also shall include, whether or not designated "Confidential Information",
                (i) all specifications, designs, documents, correspondence, software, documentation, Source Code, Escrowed Materials, data and other materials and work products produced by either Contractor or its Subcontractors in the course of performance of this Agreement, (ii) all information concerning the operations, affairs and businesses of a Party, the financial affairs of a Party, and the relations of a Party with its customers, employees and service providers (including customer lists, customer information, account information and consumer markets),
                (iii) software provided to a Party by or through the other Party; and (iv) other information, systems designs and architecture, and data stored on magnetic media or otherwise or communicated orally by either Party, which a reasonable person would assume to be confidential, and obtained, received, transmitted, processed, stored, archived, or maintained by the other Party under this Agreement.


        (b)     Obligations.


                (i) Each Party's Confidential Information shall remain the property of that Party or its licensors except as expressly provided otherwise by the other provisions of this Agreement. AIL and Contractor shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided that the Parties may disclose such Confidential Information to entities performing services required hereunder including subcontractors, suppliers or agents where (i) use of such entity is permitted to be used under this Agreement, (ii) such disclosure is necessary or otherwise naturally occurs in that entity's scope of responsibility, and (iii) the entity agrees in writing to assume the obligations described in this Section 16.3.


                (ii) As requested by AIL during the Term and upon expiration or any termination of this Agreement (in whole or in part) and completion of Contractor's obligations under this Agreement subject to Contractor's continuing need to fulfill its obligations hereunder, Contractor shall return or destroy, as AIL may direct in writing, all material in any medium that contains, refers to, or relates to AIL Confidential Information, and retain no copies. Contractor shall certify to AIL in writing that it has compiled with the spirit and the letter of this Subsection.


                (iii) Each Party shall take reasonable steps to ensure that its employees comply with this Section 16.3.


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

                (iv) In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall notify the furnishing Party promptly upon becoming aware thereof.


        (c)     Exclusions.


                (i) "Confidential Information" shall exclude any particular information which Contractor or AIL can demonstrate (1) was, at the time of disclosure to it, in the public domain; (2) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (3) was in the possession of the receiving Party at the time of disclosure to it;
                        (4) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (5) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement or regulations of a competent government body provided that, immediately upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.


                (ii) Either Party may disclose the terms and conditions of this Agreement to third parties that (1) have expressed a bona fide interest in consummating a significant financing, merger or acquisition transaction between such third parties and the disclosing Party, (2) have a reasonable ability (financial and otherwise) to consummate such transaction, and (3) have executed a nondisclosure agreement that includes within its scope the terms and conditions of this Agreement. Each Party shall endeavor to delay the disclosure of the terms and conditions of this Agreement until the status of discussions concerning such transaction warrants such disclosure. In addition, either Party may disclose the terms and conditions of this Agreement to its subcontractors, suppliers and agents under confidentiality obligations having a need to know.


        (d) Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (i) notify the furnishing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (iii) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.


        (e) No Implied Rights. Nothing contained in this Section shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.


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

17.     EXAMINATION AND AUDIT OF INFORMATION; RECORDKEEPING


17.1    EXAMINATION AND AUDIT RIGHTS.


        Contractor grants AIL the right to review, examine and/or audit Contractor's and Subcontractors' business and financial information relating to this Agreement as necessary to verify Contractor's performance hereunder, including manufacturing operations, quality control, production capacity and capability, failure rates, repairs and replacements, and responsiveness and/or costs and expenses of termination or changes hereunder, and AIL may employ, at AIL's expense, a mutually agreed-upon major accounting firm to conduct any review, examination or audit of costs and expenses. If a review, examination or audit of financial information reveals overcharges in excess of * * *, Contractor shall pay the costs and expenses of the review, examination or audit.


17.2    RECORDKEEPING OBLIGATIONS.


        Contractor shall maintain complete and accurate records of and supporting documentation for all invoices submitted by Contractor under this Agreement, for out-of-pocket expenses or if AIL has agreed to pay Contractor and for hours expended for services billable on a rated basis to AIL, in accordance with generally accepted accounting principles applied on a consistent basis. Except for costs associated with expenses AIL has agreed to reimburse Contractor on an out-of-pocket expense basis, AIL will not be entitled to audit Contractor's cost information concerning the cost to produce the Terminals and Services provided under this Agreement. Contractor agrees to provide AIL with documentation and other information with respect to each such invoice as may be reasonably requested by AIL to verify accuracy and compliance with the provisions of this Agreement. Upon AIL's reasonable request, AIL and its authorized agents and representatives shall have access to such business and financial records for purposes of review, examination and/or audit during normal business hours during the Term and for a period of three
        (3) years after termination of this Agreement. In the event any overpayment is made by AIL under this Agreement, either discovered during a review, examination, audit or otherwise, Contractor shall promptly pay AIL the amount of such overcharge, along with interest at Prime Rate from the date such payments were originally made.


18.     REPRESENTATIONS AND WARRANTIES


18.1    PASS-THROUGH WARRANTIES.


        Contractor will from time to time provide certain Terminal components, Equipment, Software and other items for which Contractor is entitled to warranties from the manufacturers, lessors or licensors of such items. Contractor shall pass through to AIL, its Service Providers and Users that purchase Terminals, Equipment or Software the benefits of such warranties to the extent that Contractor is able pursuant to any agreements between Contractor and such manufacturers, lessors or licensors.


18.2    WORK STANDARDS.


        Contractor warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services. Contractor also warrants that it shall use adequate numbers of qualified individuals with suitable training, education, experience, and skill to perform the Services.

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

        18.3   TERMINAL AND SERVICES WARRANTIES.


                "Warranty Period" means * * * from the earlier to occur of (i) the date of acceptance of delivery of any production Terminal by AIL or its Service Providers or (ii) * * * from the date of shipment to any User. AIL, Service Providers or Users may extend the Warranty Period one or more times in their respective sole discretion, for additional consecutive one-year periods each without lapse, upon payment of the Extended Warranty fee set forth in Schedule 15 (the aggregate of such extensions the "Extended Warranty Period"). In addition, Contractor shall offer an Extended Warranty to Users that have allowed a prior Warranty Period or Extended Warranty Period to lapse, upon payment by such User of a commercially reasonable fee. Contractor's procedures for obtaining Warranty services are set forth in
                Schedule 16 attached hereto. Contractor warrants to AIL as follows and AIL may incorporate such warranties into its agreements with Service Providers and Users to which AIL supplies Terminals, with AIL as the warranting party. Contractor will include with each Terminal shipped to AIL appropriate documentation that sets forth Contractor's warranty policy to Users.


        (a) Contractor warrants that Terminals provided under this Agreement shall be free from defects in material and workmanship, and shall operate in accordance with the SOW, Documentation and applicable Standards (in effect for that Terminal configuration at the time of delivery) upon delivery and during the Warranty Period and any Extended Warranty Period. Contractor further warrants that Terminals provided hereunder shall be free of any defect in design that results in non-conformance of a Terminal to the SOW and applicable Standards in effect for that Terminal configuration at the time of delivery. Contractor further warrants that the Terminals are built in accordance with the applicable requirements set forth in the SOW.


        (b) Contractor represents, warrants and covenants that all Terminal components provided hereunder shall be new, not refurbished or re-manufactured. Notwithstanding the foregoing, Contractor may use refurbished or re-manufactured parts for warranty repair or replacement actions.


        (c) Contractor warrants that it shall maintain the Terminals such that the Terminals conform to the SOW during the Warranty Period and Extended Warranty Period. Such maintenance shall include:


                (i) in accordance with the procedures set forth in Schedule 16, perform repairs on Terminals, including any repairs required by third party manufacturers and any repairs recommended by third party manufacturers and required for the intended operation of the Terminals;


                (ii) providing any modification or enhancements that are necessary to maintain the Terminals in compliance with applicable Standards, as well as Documentation related to such enhancements;


                (iii) providing any release, update, alteration, modification, enhancement or improvement that is generally available to Contractor's other customers under warranty or extended warranty;


                (iv) providing code corrections or maintenance patches (including, all bug fixes, error correction, revisions, modifications, and maintenance recommended by third party vendors) will be supplied to correct a Defect in order to bring the


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

                        Software into conformance with the SOW. Contractor shall also replace the Software if the media is destroyed or damaged unless and to the extent the damage is on account of AIL's or its Service Providers' or Users' improper use (which shall not be improper use if used in accordance with the documentation or as instructed by Contractor's) and as a result such Software are unusable or fail to operate in accordance with the SOW;


                (v) providing all improvements, enhancements, extensions, upgrades and other changes to the Software that are released by the Contractor. Contractor shall concurrently provide updated Documentation reflecting such changes. Contractor shall also supply, when necessary, updated Software required to cause the Software to operate with upgraded Terminals (including engineering changes) or under new versions or releases of the operating system or other system software designed for the Software;


                (vi) providing telephone support to AIL and its Service Providers and Users, at no charge during the Warranty Period and Extended Warranty Period, in order to assist such parties to locate and correct functional or operational problems with the Terminals. Such support shall be provided on a 24 hour, 7 days per week, 365 days per year basis via Contractor help desk. Contractor's technical engineering support is available 8:00 a.m. to 8:00 p.m. EST during normal business days at the rates set forth in Schedule 14. In addition, Contractor's technical engineering support is available on a 24 hour, 7 days per week, 365 days per year basis for major problems as determined by AIL at the rates set forth in Schedule 14. Contractor shall provide a single contact number for AIL, its Service Providers and Users to report problems;


                (vii) in the event of problems that cannot be corrected with telephone support or on a remote basis within the applicable Performance Standards, Contractor shall provide on-site assistance at its then-current commercial rates. However, if the problem is due to AIL's acts or omissions and on-site assistance is required, Contractor's personnel rates set forth in
                        Schedule 14 will apply;


                (viii) during the Warranty Period or any Extended Warranty Period, if Contractor is required under the Agreement to repair a particular ODU or IDU more than * * * times in any rolling * * * period, Contractor shall replace such ODU or IDU, as the case may be, in its entirety at no charge; provided, however, if any Service Provider or User would require more than * * * repairs in the aggregate on a particular Terminal (IDU and ODU) in any rolling * * * period, Contractor shall replace the entire Terminal at no charge;


                (ix) in the event AIL, a Service Provider or User receives a Terminal that is Dead on Arrival, promptly replace such Terminal; and


                (x) in the event that any ODU or IDU is determined to have a "Pattern Defect" during the Warranty Period, Contractor will promptly modify the design, material and/or manufacturing process such that the Pattern Defect is eliminated, and Contractor shall deliver, at its expense, replacements for all affected ODU or IDU, as the case may be, or parts thereof to eliminate such Pattern Defect. A "Pattern Defect" will be determined to exist in any ODU or IDU when * * * or more of the total number of Terminals (IDUs and ODUs) (for any Terminal configuration or in the aggregate) shipped during any rolling * * * period fails, due to the same defect in design, material and/or manufacturing process carried out by Contractor or its Subcontractors. This warranty shall be effective for the Term (as it may be extended or renewed), starting at first shipment and ending upon the later of the end of the Warranty Period or Extended Warranty Period (if any) for each Terminal delivered.


        (d) Contractor represents and warrants that it shall offer to AIL, Service Providers and Users the post-warranty support and repair services set forth in Schedule 17 attached hereto and maintain the availability of Terminal parts and sub-parts, consistent with the Terminal redundancy design, for a period of the later of (i) expiration of all applicable Extended Warranty Periods plus five years and (ii) seven years following the last delivery of Terminals under this Agreement. Subject to the foregoing support periods, Contractor shall provide to AIL written notification at least six (6) months prior to the discontinuation of manufacture of any Terminal components associated with this Agreement to permit AIL a last time purchase opportunity; provided, however, during the Term, as long as Contractor continues to manufacture Terminals, Contractor shall not discontinue any Terminal component if no replacement exists that will permit the Terminals to continue to meet or exceed the SOW. Contractor acknowledges and agrees that it shall not utilize this "discontinuation" provision as a means to cease supplying Terminals during the Term.


        (e) For a period of * * * years following delivery of the initial production unit of the * * * Terminal, Contractor warrants that it shall stock spare Terminal and Equipment parts in accordance with the SOW's Product Support Plan. Periodically, the Parties will meet to review Contractor's spare parts inventory levels.


        (f) Contractor warrants that all Terminals, including all updates, upgrades and revisions to Terminals and/or Software, shall be backward compatible to existing production Terminals or prior releases so that all applications and other items that can be used in connection with a Terminal at any time can be used in connection with future Terminals in materially the same manner and with materially equivalent performance. In addition, all updates, upgrades and revisions to Terminals and/or Software, shall be fully integrated, compatible and operational with the AIL System, and shall be built in accordance with the applicable Standards. In no event shall AIL be required to upgrade its Software if such upgrade requires a corresponding Terminal upgrade. In such event, Contractor shall continue to support the release of the Software that did not require a corresponding Terminal upgrade as set forth in this Agreement. Terminal upgrades to implement Software enhancements or improvements that AIL desires to implement shall be provided to AIL at mutually agreed upon rates.


        (g) Contractor warrants, to its actual knowledge, that the Terminals, the Services and the other deliverables provided by Contractor to AIL hereunder do not and shall not infringe upon any third party Intellectual Property Rights.


        (h) Contractor shall provide access to appropriate technical resources to AIL's appropriate personnel in order to resolve any problem that AIL cannot resolve through lower level support, including help desk support and field service support for errors that cannot be remotely diagnosed and cured in accordance with
                Section 18.3(c)(vi) or, following the applicable Warranty Period or Extended Warranty Period, if any, in accordance with Schedule 17.


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

        (i) In the event of a breach of the foregoing representations, warranties and covenants during the Warranty Period or an Extended Warranty Period, and upon written notice from AIL describing the breach, Contractor shall at no charge to AIL: (i) in the case of Terminals, repair or replace, at Contractor's discretion, such Terminals so that they are compliant with the warranty within the time period specified as part of the Performance Standards, and (ii) in the case of Services, immediately re-perform the Services. In the event Contractor fails to repair or replace such Terminals or to perform such Services, AIL reasonably may do so at Contractor's expense.


        (j) The foregoing representations and warranties will not apply if and to the extent, and so long as not caused by Contractor or its Subcontractors or agents where:


                (i) defects in Terminals delivered hereunder or infringement of any third party Intellectual Property Right are caused by alteration, modification, or repair by any person other than Contractor or its Subcontractors or agents or due to an act of God; provided, however, the foregoing exclusion shall not apply with respect to AIL or AIL's subcontractors' making of minor changes or if an alteration, modification or repair is authorized by the Documentation and performed in accordance with such Documentation or otherwise by Contractor or its Subcontractors or agents in writing;


                (ii) defects are caused by AIL or AIL's suppliers or subcontractors mishandling or abuse, excluding specifically Contractor, its Affiliates and their suppliers and Subcontractors;


                (iii) defects are caused from improper operation, interconnection or installation by any person other than Contractor or its Subcontractors; or


                (iv) infringement of any third party Intellectual Property Right is caused by the combination of a Terminal or the Software and technology or software of any other party, other than software or technology provided or required by Contractor for use of the Terminals and the AIL System, where no infringement would have occurred without such combination, unless (i) AIL did not have actual knowledge of such infringement, (ii) Contractor had actual knowledge of such infringement and (iii) Contractor failed to disclose the infringement to AIL.


18.4    DOCUMENTATION.


        Contractor warrants that all Documentation provided by Contractor shall be accurate, complete and written in a manner specified in the SOW.


18.5    EFFICIENCY AND COST EFFECTIVENESS.


        Contractor warrants that it shall use its reasonable efforts to use efficiently the resources or services necessary to provide the Terminals and the Services. Contractor warrants that it shall use its reasonable efforts to perform the Services and develop, manufacture and deliver the Terminals in the most cost-effective manner consistent with the required level of quality and performance.


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

18.6    INDUCEMENTS.


        Neither Party has offered or provided, nor will it offer or provide, any inducements in violation of law, including the Foreign Corrupt Practices Act or other corrupt practices laws, or of any written AIL policy provided to Contractor in connection with this Agreement.


18.7    OWNERSHIP OR USE.


        (a) Contractor represents, warrants and covenants that it is either the owner of, or authorized to distribute, sublicense and use, the Contractor Confidential Information as provided herein.


        (b) Contractor represents, warrants and covenants that AIL shall receive marketable title to all Terminals provided pursuant to this Agreement and shall be entitled to the rights of possession and quiet enjoyment thereto, free of any Liens, except to the extent otherwise expressly provided by this Agreement.


18.8    AUTHORIZATION.


        Each Party represents and warrants to the other that:


        (a) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;


        (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and


        (c) is not subject to any contractual or other obligation that would prevent it from entering into this Agreement.


18.9    VIRUSES.


        Contractor warrants that no Viruses are coded or introduced into any Terminal. If a Virus is found in a Terminal, Contractor, at no additional charge to AIL, any Service Provider or User, shall remove such Virus and use its best efforts to assist AIL in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss of data, to assist AIL to the same extent to mitigate and restore such losses.


18.10   DISABLING CODE.


        Contractor warrants that no code, device or routine (including, without limitation, time bombs, back doors or drop dead devices) that would have the effect of disabling or otherwise shutting down all or any portion of a Terminal are coded or introduced into any Terminal at the time the Terminal is delivered by Contractor ("Disabling Code"), unless AIL authorizes Contractor to include any such code. If any such unauthorized Disabling Code is found in a Terminal, Contractor, at no additional charge to AIL, any Service Provider or User, shall remove such Disabling Code and use its best efforts to assist AIL in reducing the effects of the Disabling Code and, if the Disabling Code causes a loss of operational efficiency or loss of data, to assist AIL to the same extent to mitigate and restore such losses. Contractor shall not invoke any Disabling Code at any time, including upon expiration or termination of this Agreement (in whole or in part) for any reason, without AIL's prior written consent.


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

18.11   YEAR 2000.


        Contractor represents and warrants that the Terminals are Year 2000 Compliant.


18.12   DISCLAIMER.


        EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.


19.     INSURANCE


        Contractor shall during the Term have and maintain in force the following insurance coverages:


        (a) Worker's compensation insurance (including occupational illness or disease coverage, or other similar social insurance in accordance with the law of the state exercising jurisdiction over the employee), and employer's liability insurance with a minimum limit of the higher of (i) * * * per occurrence, and
                (ii) any amount required by law.


        (b) Automotive Liability Insurance covering use of all owned, non-owned, and hired automobiles with a minimum combined single limit of * * * per occurrence for bodily injury and property damage liability. This policy shall be endorsed to name AIL as additional insured.


        (c) Commercial general liability insurance, including products, completed operations liability and personal injury, contractual liability and broad form property damage liability coverage for damages to any property with a minimum combined single limit of
                * * * per occurrence.


        (d) All Risk Property Insurance (with AIL as loss payee as its interests appear) on equipment, data, media and valuable papers, including extra expense coverage, with a minimum limit adequate to cover such risks on a replacement cost basis.


        (e) Umbrella Liability Insurance with a minimum limit of * * * in excess of the insurance under policies indicated in Subsections
                (a), (b) and (c).


        (f)     Professional liability, errors and omissions insurance.


        The foregoing insurance coverages shall be primary and non-contributing with respect to any other insurance or self insurance which may be maintained by AIL, and shall be endorsed to AIL as an additional insured with the exception of Subsection 19(f) above and Workers Compensation. Contractor shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty
        (30) days written notice shall be given to AIL prior to any modification, cancellation or non-renewal of the policies. The insurers selected by Contractor shall have an A.M. Best rating of A-XII or better or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.


20.     INDEMNITIES


20.1    INDEMNITY BY CONTRACTOR.


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

        Contractor shall indemnify, defend and hold harmless AIL and its affiliates and their respective officers, directors, employees, agents, successors, and assigns from any and all Losses arising out of any of the following:

        (a) third party claims arising out of Contractor's performance hereunder, including breach of this Agreement;


        (b) third party claims arising out of Contractor's failure to observe or perform any duties or obligations to third parties, including its Subcontractors;


        (c) third party claims arising out of the manufacture, distribution, or intended use of Terminals, due to Contractor's negligence or willful misconduct;


        (d) third party claims (including claims by any employee, agent, customer, business invitee or business visitor or other person) for death or personal injury caused by the tortious conduct of Contractor or its Affiliates;


        (e) claims for damage to real or tangible property caused by the tortious conduct of Contractor or its Affiliates;


        (f) Contractor's breach of its obligations with respect to AIL Confidential Information;


        (g) third party claims for infringement of Contractor's Intellectual Property Rights;


        (h) governmental claims arising out of Contractor's failure to comply with applicable law or to obtain those permits it is required to obtain under the Contract;


        (i) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer of a person.


20.2    INDEMNITY BY AIL.


        AIL agrees to indemnify, defend and hold harmless Contractor and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all Losses from claims arising from, in connection with, or based on allegations of any of the following:


        (a) third party claims arising out of AIL's performance hereunder, including breach of this Agreement;


        (b) third party claims arising out of AIL's failure to observe or perform any duties or obligations to third parties;


        (c) third party claims arising out of AIL's breach of its obligations with respect to Contractor Confidential Information;


        (d) third party claims (including claims by any employee, agent, customer, business invitee or business visitor or other person) for death or personal injury caused by the tortious conduct of AIL or its Affiliates;


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

        (e) claims for damage, loss or destruction of any real or tangible personal property caused by tortious conduct of AIL or its Affiliates;


        (f) third party claims for infringement of AIL's Intellectual Property Rights;


        (g) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer of a person; and


        (h) claims of infringement of third party Intellectual Property Rights, alleged to have occurred because of AIL-furnished equipment or components, if any, or other resources provided by AIL directly to Contractor for incorporation into the Terminals.


20.3    INFRINGEMENT.


        If any item used by Contractor to provide the Terminals or Services becomes, or in Contractor's reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, in addition to indemnifying AIL as provided in this Article 20 and to the other rights AIL may have under this Agreement, Contractor shall, promptly at Contractor's expense:


        (a)     secure the right to continue using the item; or


        (b) if the action described in Subsection (a) cannot be accomplished by Contractor, replace or modify the item to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the affected Terminals or Services; or


        (c) if the action described in Subsection (b) of this Section cannot be accomplished by Contractor, and only in such event, provide AIL with a refund equal to the lesser of (A) AIL's cover costs and expenses to replace the affected Terminals or Services and
                (B) the total amounts paid hereunder for the affected Services and Terminals, less reasonable depreciation. With respect to Terminals, such payment shall be made contemporaneously with AIL's return of the affected Terminals or, if otherwise directed by court order, removal from AIL's network.


20.4    INDEMNIFICATION PROCEDURES.


        With respect to third party claims, the following procedures shall apply:


        (a) Notice. Promptly after receipt by any entity entitled to indemnification under Sections 20.1 through 20.3 of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen
                (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").


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        (b)     Procedure Following Notice of Election. If the indemnitor
                delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and
                (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.


        (c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend and/or settle the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such Losses.


20.5    SUBROGATION.


        In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Sections 20.1 through 20.3, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.


21.     LIABILITY


21.1    GENERAL INTENT.


        Subject to the specific provisions of this Article 21, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party's failure to perform its obligations in the manner required by this Agreement.


21.2    LIABILITY RESTRICTIONS.


        (a) SUBJECT TO SUBSECTIONS (b), (c) AND (d) OF THIS SECTION, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.


        (b)     The limitations set forth in:


                (i) Subsection (a) of this Section shall not apply with respect to claims and damages occasioned by improper or wrongful termination of this Agreement by


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                        Contractor or improper or wrongful abandonment of the
                        work by Contractor under this Agreement; and


                (ii) Subsection (a) of this Section shall not apply with respect to claims and damages with respect to (1) claims that are the subject of indemnification pursuant to
                        Article 20, (2) willful misconduct, or (3) any breach of
                        Article 16 hereof.


        (c) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER, UNDER ANY THEORY OF LIABILITY EXCEPT WILLFUL MISCONDUCT, FOR LOSSES, CLAIMS, DAMAGES, COSTS AND EXPENSES IN THE AGGREGATE THAT EXCEED (i) IN THE CASE OF CONTRACTOR'S LIABILITY, THE AGGREGATE AMOUNTS PAID BY AIL TO CONTRACTOR HEREUNDER, AND (ii) IN THE CASE OF AIL'S LIABILITY, THE AGGREGATE AMOUNTS PAID BY AIL, AND UNPAID AMOUNTS WHICH ARE DUE AND OWING FROM AIL, TO CONTRACTOR HEREUNDER.


        (d) Each Party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other Party is responsible.


21.3    FORCE MAJEURE.


        (a) No Party shall be liable for any failure or delay in the performance of its obligations under this Agreement if and to the extent it is caused by fire, flood, lightning, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, or any other cause beyond the reasonable control of such Party, including import/export issues; provided, however, that the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (any of the foregoing, a "Force Majeure Event").


        (b) In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) business days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.


        (c) If any Force Majeure Event substantially prevents, hinders, or delays Contractor's performance for more than sixty (60) consecutive days, then at AIL's option, AIL may terminate or modify any affected portion of any Order, or terminate any affected portion of this Agreement, and the charges payable hereunder shall be appropriately adjusted to reflect such termination. Further, if any Force Majeure Event substantially prevents, hinders, or delays Contractor's performance for more than one hundred fifty (150) consecutive days, then at AIL's option, AIL may terminate this Agreement without liability to AIL or Contractor as of a date specified by AIL in a written notice of termination to Contractor. Neither Party shall have the right to any additional payments from the other Party for costs or expenses incurred by the other Party as a result of any Force Majeure Event.


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        (d)     Notwithstanding the foregoing Subsections in this Section 21.3, if the U.S. Federal Communications Commission or other U.S. or foreign regulatory or governing body rescinds or otherwise invalidates AIL's communications license or fails to issue such license in due course, which substantially impairs the economic viability of AIL (any of the foregoing, a "Regulatory Force Majeure Event"), the Parties agree to renegotiate this Agreement on commercially reasonable and mutually acceptable terms in light of the effects arising from the Regulatory Force Majeure Event, to the extent such Regulatory Force Majeure is not caused by the gross negligence or willful misconduct of AIL.


21.4    EXCUSABLE DELAY.


        Either (i) the occurrence of a Force Majeure Event that prevents Contractor from performing its obligations hereunder, or (ii) the material adverse effect to Contractor's ability to timely perform its obligations hereunder caused by AIL's failure to timely meet its obligations hereunder following the applicable cure period after written notice is received by AIL describing AIL's failure, shall constitute "Excusable Delay" hereunder. In the event of Excusable Delay, Contractor may stop work until Contractor can resume performance following the Force Majeure Event in accordance with Section 21.3 hereof or AIL resumes or cures performance, as the case may be. In addition, Contractor shall be entitled to an appropriate adjustment in the Milestone Dates or applicable production schedule for any Excusable Delay and, in the event of an Excusable Delay caused by AIL's failure to perform its obligations hereunder, an appropriate price adjustment as mutually agreed by the Parties. Price adjustments shall account only for the net non-recurring, production and other related cost impact incurred by Contractor as a result of the change plus a reasonable profit thereon not to exceed * * *. Contractor will provide reasonably detailed back-up price data to support its claim for such adjustment.


22.     DISPUTE RESOLUTION


        Any dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Contractor or AIL, shall be resolved as provided in this Article 22. Notwithstanding any other provision of this Agreement, Contractor shall not be entitled to, and hereby waives, the right to enjoin AIL's use of IP on the AIL System, even if Contractor believes AIL is using Contractor's IP in violation of the terms of this Agreement. In such case, Contractor, at its election, shall be entitled to royalties on commercially reasonable terms pursuant to a license agreed to by the parties on by an arbitrator in the event the parties are unable to agree upon the terms of such license in addition to all damages and remedies available to Contractor at law, equity or otherwise, subject to Contractor's waiver of its right to seek an injunction as provided herein.


22.1    INFORMAL DISPUTE RESOLUTION.


        Subject to Subsection 22.3, prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally pursuant to this Section 22.1. Upon the written request of a Party, each Party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.


        (a) The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection


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

                with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.


        (b) During the course of discussion, all reasonable requests made by one Party to another for nonprivileged information, reasonably related to this Agreement, shall be honored in order that each of the Parties may be fully advised of the other's position.


        (c) The specific format for the discussions shall be left to the discretion of the designated representatives.


        (d) If the designated representatives fail to resolve the dispute, the Parties agree to escalate the dispute resolution process to a higher executive level, and then to the CEO level. Each level of informal dispute resolution will be allowed no more than fifteen (15) days, unless otherwise mutually agreed by the Parties.


22.2    ARBITRATION.


        Subject to Subsection 22.3, if the Parties fail to resolve a dispute pursuant to Section 22.1 above, the Parties agree to pursue binding arbitration as the sole remedy of any dispute hereunder. Each Party shall designate one arbitrator, provided that the arbitrator(s) selected shall be knowledgeable in the telecommunications field. The two designated arbitrators shall then choose a third arbitrator, who shall be the head of the panel of arbitrators, and the panel of three arbitrators shall hear and resolve the dispute. The rules and regulations to be followed shall be those of the Center for Public Resources, or its successor, in effect on the date of delivery of the demand for arbitration. The Parties expressly agree that the arbitrators shall have the authority to issue appropriate relief; provided, however, that the arbitrators shall not have the power to issue punitive or other special or exemplary damages. The decision of the arbitrators shall be final and binding on both Parties and their respective successors and permitted assigns, and such decision may be enforced by any court having jurisdiction over the Party against whom the award is rendered. Each Party shall pay the fees of its own attorneys, experts and the expenses of its witnesses. All other costs and expenses of the arbitration, including the costs and expenses of recording the transcripts thereof, if any, administration fees and all other fees, costs and expenses, shall be borne equally by the Parties. All arbitration proceedings will be conducted in Washington, D.C. Contractor agrees to be joined in any other arbitration or proceeding involving another entity under contract to AIL or Contractor relating to the AIL System where performance of Contractor under this Agreement or of the Terminals is at issue so as to resolve any disputes efficiently. If joined in any such arbitration or proceeding, Contractor hereby agrees to be subject to the decisions of the arbitrator(s) already chosen by the original parties to such arbitration or proceeding, and Contractor hereby waives its right to choose an arbitrator as provided herein.


22.3    INJUNCTIVE RELIEF.


        Notwithstanding Subsections 22.1 or 22.2, AIL may obtain preliminary or temporary injunctive relief, including specific performance, or relief in and of arbitration at any time from a court of competent jurisdiction where immediate irreparable harm to the AIL System or AIL's business is threatened by Contractor's acts or omissions, but requests for permanent injunctive relief shall be arbitrated pursuant to Section 22.2.


22.4    CONTINUED PERFORMANCE.



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        Each Party agrees to continue performing its obligations under this
        Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance but a failure to pay undisputed amounts after notice and an opportunity to cure as provided in Subsection 23.1(b) shall permit discontinuance of Contractor's performance obligations solely with respect to the payment failure).


22.5    VENUE AND JURISDICTION.

        Each Party consents to the personal jurisdiction and venue of the Montgomery County Circuit Court, Montgomery County, Maryland, or the United States District Court for the District of Maryland, Greenbelt Division, in the event of any dispute between the Parties arising out of or relating to this Agreement that is permitted under this Article 22 to be resolved by litigation or in the enforcement of any award granted pursuant to this Article 22, and each Party agrees that it shall file any suit against the other Party only in such courts.


23.     TERMINATION


23.1    TERMINATION FOR CAUSE.


        (a)     In the event that Contractor:


                (i)     commits a material breach of this Agreement, including:


                        (1)     failure to make any undisputed payment to AIL;


                        (2) failure to achieve a Milestone after written notice;


                        (3) failure to complete a Milestone or other agreed-upon material task within the corresponding Milestone Date or agreed-upon timeframe; or


                        (4) failure to complete any of its material obligations hereunder within pre-agreed timeframes;


                        which breach is not cured within thirty (30) days after written notice of breach from AIL to Contractor, unless such breach is not capable of being cured within thirty
                        (30) days;


                (ii) commits a material breach of this Agreement which is not capable of being cured within thirty (30) days and fails to (i) proceed promptly and diligently to correct the breach, (ii) develop within thirty (30) days following written notice of breach from AIL a complete plan for curing the breach (which plan and cure period shall be reviewed by AIL and mutually agreed upon by the Parties), and (iii) cure the breach within the applicable cure period set forth in the plan;


                (iii) commits three breaches of its duties or obligations of the same type, which taken together would constitute a material breach hereof, within any twelve (12) month period for which Contractor has received written notice from AIL and thirty (30) days following receipt of such notice to cure such breaches, and Contractor has failed to cure all such breaches; or


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                (iv)    ceases to carry on its business; a receiver or similar
                        officer is appointed for Contractor and is not discharged within thirty (30) days; admits in writing its inability to pay debts as they mature, is adjudicated bankrupt, or makes an assignment for the benefit or its creditors or another arrangement of similar import; or proceedings under bankruptcy or insolvency laws are commenced by or against Contractor and are not dismissed within sixty (60) days;


                then AIL may, by giving written notice to Contractor, terminate this Agreement, in whole or in part, as of a date specified in the notice of termination. If AIL chooses to terminate this Agreement in part, the charges payable under this Agreement will be appropriately adjusted to reflect those services that are terminated. Any of the foregoing reasons for which AIL may terminate this Agreement shall be referred to as "Cause".


        (b)     In the event that AIL:


                (i) fails to pay Contractor when due undisputed charges under the Agreement and fails to make such payment within thirty (30) days of written notice from Contractor of the failure to make such payment; or


                (ii) ceases to carry on its business; a receiver or similar officer is appointed for AIL and is not discharged within thirty (30) days; admits in writing its inability to pay debts as they mature, is adjudicated bankrupt, or makes an assignment for the benefit or its creditors or another arrangement of similar import; or proceedings under bankruptcy or insolvency laws are commenced by or against AIL and are not dismissed within sixty (60) days;


                Contractor may, by giving written notice to AIL, terminate this Agreement as of a date specified in such notice of termination and any such reason for termination shall be referred to as "Cause".


23.2    TERMINATION FOR CONVENIENCE.


        (a) AIL may terminate this Agreement, in whole or in part, for convenience and without cause at any time by giving Contractor thirty (30) days prior written notice designating the date of termination (the "Termination Date").


        (b) If AIL elects to terminate this Agreement for convenience in accordance with this Section 23.2 prior to the delivery of and payment for all Seed Order Terminals as set forth in Schedule 18 (scheduled as of the Effective Date for * * *) (the "Development Phase Liability Date"), AIL agrees to pay Contractor a termination liability payment in accordance with Schedule 5 less all amounts paid by AIL to Contractor hereunder to up and including the Development Phase Liability Date. This Subsection
                (b) shall be of no further effect after the Development Phase Liability Date. Notwithstanding anything herein to the contrary, AIL's maximum liability and Contractor's sole remedy for termination for convenience through the Development Phase Liability Date shall be no greater than * * *.


        (c) If AIL elects to terminate this Agreement for convenience in accordance with this Section 23.2 following the Development Phase Liability Date, as soon as practicable following the Termination Date, Contractor shall provide AIL with a complete statement of all unpaid amounts due and owing for work performed hereunder and other amounts


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                that are due to Contractor hereunder as of the Termination Date, including all cancellation fees, if any, set forth in Section
                8.5 and 8.8 above (the "Final Statement"). AIL shall review the Final Statement within thirty (30) days of receipt thereof and, if reasonably satisfactory to AIL, shall pay Contractor within thirty (30) days of approval all or part of the Final Statement, all undisputed amounts due thereunder. If AIL disputes any amounts set forth in the Final Statement, the Parties shall resolve such disputes as provided herein, and following resolution of such disputes, AIL shall pay Contractor all remaining undisputed amounts, if any, within thirty (30) days after resolution of such disputes. In the event that a purported termination for cause by AIL under Section 23.1 is determined by a competent authority not to be properly a termination for cause, then such termination shall be deemed to be a termination for convenience by AIL under this Section 23.2.


23.3    EFFECT OF TERMINATION FOR CAUSE.


        (a) If (i) during the Co-Exclusivity Period AIL terminates this Agreement for Cause, or (ii) Contractor's Co-Exclusivity Right is terminated as provided herein, or (iii) AIL terminates this Agreement pursuant to Section 6.8 or Section 14.1 hereof, to the extent that AIL reasonably determines that AIL's designated replacement vendor for Contractor (the "Replacement Vendor") is in need of any of Contractor's Confidential Information, Contractor Background Information and/or Contractor Foreground Information and the Intellectual Property Rights appurtenant thereto required to develop, produce, operate, market, demonstrate, distribute and sell the Terminals (collectively, the "Terminal IP"), Contractor shall provide such Terminal IP to the Replacement Vendor and shall license on commercially reasonable terms to AIL or the Replacement Vendor the Terminal IP on a non-exclusive, worldwide and irrevocable basis (during the sooner to occur of (i) the end of the Initial Term if Contractor had not defaulted or (ii) until the Replacement Vendor ceases to produce Terminals or Comparable Terminals), for use only in the development, production, marketing and sales of Terminals for the AIL System and otherwise as necessary or appropriate to fulfill Contractor's obligations hereunder as if Contractor had not defaulted hereunder; provided however, that the Parties' agreement on the terms of such license shall not be a condition precedent to, or delay in any way, AIL's right or the right of the Replacement Vendor to use the Terminal IP to develop, manufacture and produce Terminals. The scope of the license granted to the Replacement Vendor shall extend only to fulfill Contractor's obligations hereunder as if the Agreement had not been terminated. In addition, Contractor agrees to provide to AIL or AIL's authorized manufacturer the information and rights related to the Reduced-Cost Modules, as set forth in
                Section 5.8 above.


        (b) If AIL terminates this Agreement under Section 23.1(a) above, AIL shall be entitled to have the work completed by another party or parties, and Contractor shall be liable to AIL for * *
                *.


23.4    TERMINATION/EXPIRATION ASSISTANCE.


        (a) Upon termination of this Agreement pursuant to Section 23.1(a), Contractor shall, upon payment of all undisputed amounts due and payable to Contractor hereunder, turn over to AIL or its designee all pending and ongoing work, together with such license rights and Intellectual Property Rights relating to the work to the extent and in the manner to which AIL would have been entitled under this Agreement had there not been a termination, subject further to Section 23.3(a).




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        (b)     Commencing (6) months prior to expiration of this Agreement or on such earlier date as AIL may request, but no earlier than twelve (12) months prior to the expiration of this Agreement, or commencing upon any notice of termination (in whole or in part) or of non-renewal of this Agreement (including notice based upon default by AIL), and continuing for a period not to exceed two
                (2) years, Contractor shall provide to AIL, or at AIL's request to AIL's designee, reasonable termination/expiration assistance requested by AIL (at AIL's expense except if the termination results from Contractor's default) to allow the provisioning of the Terminals components thereof to continue without interruption or adverse effect to AIL's operations and business in connection with AIL's System ("Termination/Expiration Assistance"). Termination/Expiration Assistance shall include the following assistance:


                (i) Contractor shall, using its good faith efforts, migrate the support obligations hereunder to a qualified third party designated vendor;


                (ii) Contractor shall to the extent authorized sublicense to AIL all third party products utilized with the Terminals subject to the use rights set forth in Section 10.6; provided, however, with respect to non-commercially available third party products utilized with the Terminals, if any, Contractor shall provide the foregoing sublicense to AIL; and


                (iii) Contractor shall identify for AIL all third party suppliers Contractor utilized to manufacture the Terminals.


        (c) This Section 23.4 shall survive termination/expiration of this Agreement. For a period of two (2) years following the effective date of termination/expiration under other provisions of this Agreement, Contractor shall provide, at AIL's request, any or all of the Services being performed by Contractor prior to such effective date. To the extent Contractor is to perform Services under Subsection (a) of this Section 23.4, the provisions of this Agreement shall be applicable as such provisions would have been applicable to such Services prior to such effective date, provided the charge therefore shall at Contractor's then current commercial rates. In the event the Agreement is terminated by Contractor for AIL's non-payment in accordance with Section 23.1(b), then Contractor may request that AIL pay for such Services in advance based on a reasonable estimate for such Services as agreed upon by the Parties. Any overages or underages of such pre-payments will be accounted for at the end of the month.


23.5    APPROPRIATE REMEDIES.


        Contractor acknowledges that, in the event it breaches (or attempts or threatens to breach) its obligation to provide Termination/Expiration Assistance as provided in Section 23.4, AIL will be irreparably harmed and AIL will not have an adequate remedy at law. In such a circumstance, AIL may proceed directly to court. If a court of competent jurisdiction should find that Contractor has breached (or attempted or threatened to breach) any such obligations, Contractor agrees that without any additional findings of irreparable injury, inadequate remedy at law or other conditions to injunctive relief, it shall not oppose the entry of an appropriate order compelling performance by Contractor and restraining it from any further breaches (or attempted or threatened breaches).


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24.     GENERAL


24.1    BINDING NATURE AND ASSIGNMENT.


        This Agreement shall be binding on the Parties hereto and their respective successors and assigns. Neither Party may, or shall have the power to, assign this Agreement or delegate such Party's obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that the proposed assignee has the resources (financial, technical, personnel, etc.) to perform the assignor's obligations hereunder. Notwithstanding the foregoing, AIL may assign its rights and obligations under this Agreement with the approval of Contractor (which approval shall not be unreasonably withheld or delayed) to an entity which acquires all or substantially all of the assets of AIL or to any subsidiary or Affiliate or successor in a merger or acquisition of AIL. The assigning Party shall remain responsible for its obligations hereunder, unless expressly agreed to in writing by the non-assigning Party.

24.2    CONDITIONAL ASSIGNMENT OF SUBCONTRACTS.


        Notwithstanding the terms of Section 24.1 above and subject to the condition contained in this Section 24.2, Contractor hereby assigns to AIL its rights and obligations under Contractor's subcontracts with the Principal Subcontractors. Such assignment shall become effective, if at all, if this Agreement is terminated in accordance with the terms hereof.


24.3    ENTIRE AGREEMENT.


        This Agreement, including any Schedules and Attachments referred to herein and attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. In particular, this Agreement supersedes the Services Agreement, and all works of authorship, Intellectual Property and other deliverables provided by either Party to the other thereunder or developed by either Party thereunder and all Services performed by Contractor shall be treated in accordance with the terms of this Agreement, notwithstanding any conflicting term or condition contained in the Services Agreement and the Services Agreement shall be null and void and of no further force or effect.


24.4    COMPLIANCE WITH LAWS AND STANDARDS.


        (a) Each Party shall perform its obligations in a manner that complies with all applicable Standards. If either Party is charged with the failure to comply with any of such Standards, the Party charged shall promptly notify the other Party of such charges in writing.


        (b) Each Party agrees that its execution, delivery, and performance of this Agreement shall not constitute (i) a violation of any judgment, order, or decree; (ii) a material default under any material contract by which it or any of its material assets are bound; or (iii) an event that would, with notice or lapse of time, or both, constitute such a default as described in (ii).


        (c) Each Party shall be responsible for, and shall coordinate and oversee compliance with the laws and regulations in respect of items exported or imported hereunder by it. The Parties acknowledge that certain Intellectual Property Rights, including those related to the Software and technical data to be provided hereunder and certain transactions hereunder, may be subject to export controls under the laws and regulations of the United States and other countries. Neither Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations.


24.5    NOTICES.


        All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given for next day delivery to an express, overnight courier with a reliable system for tracking delivery, or (iii) five (5) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

              If to AIL:                           If to Contractor:

                  ASTROLINK International LLC         ViaSat, Inc.
                  6701 Democracy Boulevard            6651 El Camino Real
                  Suite 1000                          Carlsbad, CA 92009
                  Bethesda, MD  20817
                  Attn:  General Counsel              Attn: General Counsel
                  Facsimile:  (301) 581-4001          Facsimile: (760) 929-3926


              With a copy to:                      With a copy to:

                  Shaw Pittman                        ViaSat, Inc.
                  2300 N Street, N.W.                 6155 El Camino Real
                  Washington, DC  20037-1128          Carlsbad, CA  92009
                  Attn:  * * *                        Attn: President
                  Facsimile:  * * *                   Facsimile: (760) 929-3926


        A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.


24.6    COUNTERPARTS.


        This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.


24.7    RELATIONSHIP OF PARTIES.


        Contractor, in furnishing Terminals and Services hereunder, is acting as an independent contractor, and Contractor has the sole right and obligation to supervise, manage, direct, procure, perform or cause to be performed, all work to be performed by Contractor under this Agreement. Contractor is not an agent of AIL and has no authority to represent AIL as to any matters, except as expressly authorized in this Agreement.

24.8    SEVERABILITY.


        In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.


24.9    CONSENTS AND APPROVAL.


        Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.


24.10   WAIVER OF DEFAULT; CUMULATIVE REMEDIES.


        (a) No waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, waiver, or discharge is sought to be enforced. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.


        (b) Except as otherwise expressly provided herein and subject to Sections 10.4(e) and 21.2 above, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.


24.11   SURVIVAL.


        Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement (in whole or in part, as applicable) and continue in full force and effect, but shall not extend the applicable statute of limitations.


24.12   PUBLIC DISCLOSURES.


        Except as may be required by applicable law or in response to an order of a court of competent jurisdiction or government agency, neither Party nor its subcontractors will issue a press release or other public announcement concerning the subject matter of this Agreement without the prior approval of the other Party, which approval shall not be unreasonably withheld or delayed. Such approval must be provided (or the notice that such approval is withheld must be provided) within five (5) business days after the request of the other Party. In addition, all media releases, public announcements, and public disclosures relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved in writing by both Parties prior to release. Notwithstanding any provision to the contrary contained herein or in the Proprietary Information Agreement by and between the Parties dated December 22, 1998, the Parties agree that if public disclosure of the terms of this Agreement is required by the U.S. Securities and Exchange Commission (the "SEC") to be made, the Party required to make such disclosure shall, prior to making any such disclosure, (i) notify the other Party of such requirement and (ii) request from the SEC confidential treatment of the material provisions of this Agreement in accordance with Rule 406 (or any successor rule or regulation) promulgated under the Securities Act of 1933, as amended, or Rule 24b-2 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended, which request shall be prepared in consultation with the other Party.


24.13   THIRD PARTY BENEFICIARIES.


        Except as specifically provided in this Agreement, this Agreement is entered into solely between, and may be enforced only by, AIL and Contractor. This Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.


24.14   AMENDMENT.


        This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both Parties.


24.15   INCORPORATION BY REFERENCE AND ORDER OF PRECEDENCE


        (a) The Schedules and Attachments attached hereto are hereby incorporated by reference into this Agreement. Subject to
                Section 24.14, any amendments to Schedules and Attachments, and any other Schedules and Attachments that are agreed upon by the Parties subsequent to the Effective Date, shall likewise be incorporated by reference into this Agreement.


        (b) Any conflict among or between the documents making up this Agreement will be resolved in accordance with the following order of precedence (in descending order of precedence):


                (i)     Change Orders;


                (ii)    This Agreement;


                (iii)   The Schedules;


                (iv)    The Attachments to the Schedules; and


                (v)     Orders.


24.16   COVENANT AGAINST PLEDGING.


        Contractor agrees that, without the prior written consent of AIL, it shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from AIL under this Agreement for any reason whatsoever, except as otherwise expressly permitted under Section 24.1.

24.17   SECURITY INTEREST.


        Contractor reserves a purchase money security interest in each Terminal or component thereof delivered under this Agreement in the amount of the purchase price and in AIL's proceeds from any sale of such product. This security interest will be satisfied by payment in full of the purchase price. A copy of the pertinent provisions of this Agreement may be filed on Contractor's behalf with appropriate state authorities any time after signature by AIL as a financing statement in order to prefect Contractor security interest. AIL agrees to sign upon request any document necessary to perfect Contractor's security interest and cooperate in the filing and protection of same.


24.18   GOVERNING LAW.


        This Agreement and performance under it shall be governed by and construed in accordance with the laws of state of New York without regard to its choice of law principles. The United Nations Convention for Sale of Goods shall not apply to this Agreement or the Orders placed hereunder.


24.19   COVENANT OF GOOD FAITH.


        Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.


24.20   LENDER ASSURANCES.


        Contractor agrees to work cooperatively with AIL in connection with AIL's efforts to obtain financing for the AIL System and the work performed hereunder. Contractor agrees to execute such documents as may be reasonably required by AIL financing parties.

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the undersigned officers, thereunto, duly authorized, as the Effective Date.



ASTROLINK INTERNATIONAL LLC                VIASAT, INC.

By:                                        By:
   ----------------------------------         ----------------------------------

Printed:                                   Printed:
        -----------------------------              -----------------------------

Title:                                     Title:
      -------------------------------            -------------------------------

Date:                                      Date:
     --------------------------------           --------------------------------

                                   SCHEDULE 1

                                TARGET COUNTRIES


                                      * * *


---------------------
* Certain confidential information has been omitted and filed with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment



                                      1-1

                                   SCHEDULE 2


                         MILESTONE AND PAYMENT SCHEDULE


IN ACCORDANCE WITH SECTION 5.3, CONTRACTOR SHALL BE PAID IN ACCORDANCE WITH THE BELOW MILESTONE AND PAYMENT SCHEDULE FOLLOWING ACCEPTANCE.



                                     * * *



                                      2-1

                                   SCHEDULE 3


                                STATEMENT OF WORK


                                      * * *



                                      3-1

                                   SCHEDULE 4


                         WHOLESALE PRICES FOR TERMINALS



                                      * * *



                                      4-1

                                   SCHEDULE 5


                        DEVELOPMENT TERMINATION LIABILITY


                                      * * *



                                      5-1

                                   SCHEDULE 6


              TOTAL PROJECTED INSTALLED TERMINAL QUANTITY PER YEAR



                                      * * *



                                      6-1

                                   SCHEDULE 7

    CONTRACTOR SUPPORT TO AIL MARKETING, SALES AND DISTRIBUTION OF TERMINALS


        As a part of this agreement, Contractor will proactively support the efforts of AIL to market, sell and distribute Terminals and the AIL Service. Within the guidelines set forth below and as mutually agreed by the Parties, Contractor will directly support consistent with AIL's general direction, AIL's marketing and sales initiatives prior to commercial introduction of the AIL Services ("Pre-Launch Services") and following commercial introduction of AIL Services ("Post-Launch Services"). The timing of Pre-Launch Services and Post-Launch Services shall be consistent with introduction of the AIL Service on a country-by-country basis consistent with the Agreement.

I.      PRE-LAUNCH SERVICES SUPPORT PHASE


        In order to effectuate support prior to the commercial introduction of the AIL Services Contractor shall:


        - Perform and provide research services consistent with our capabilities;


        - Analyze marketing and distribution research and forecasting efforts including analysis of AIL Terminal materials, such as countries and priority forecasts, as well as roll-out, and sharing of relevant primary and secondary research obtained by Contractor;


        - Provide on-site support to AIL marketing efforts at major telecommunications shows including mock ups, brochures, personnel, and satellite feed for demonstrations, as appropriate;


        - Develop and distribute sales materials and literature, including but not limited to artwork, product photos and data sheets, describing the features of the Terminals;


        - Provide support to demonstrations for major service providers and/or major global accounts;


        - Implement integrated system sales tools and global distribution planning targeted to equipping * * * Professional Services for incorporation of Astrolink Terminals and AIL services into the total network solutions offered by * * * to its customers;


        - Direct service provider and retail customer contacts with existing and potential customers in the market segments and geographic regions covered by Contractor and its Principal Subcontractors; and


        - Implement any other promotional activities as parties may agree from time to time.

        These activities will be undertaken as needed to support the level and phase of marketing activity being performed by AIL.

II.     POST-LAUNCH SERVICES SUPPORT SHALL INCLUDE, BUT NOT BE LIMITED TO THE
        FOLLOWING:


        - Continued support to major telecommunications shows as outlined above;


        - Direct selling of AIL services through any applicable broadband satellite services business operated and/or jointly owned by Contractor to the extent allowed by its business charter;




                                      7-1

        -    Provision of product and sales materials on an on-going basis;


        -    Provision of collateral materials for customers;


        -    Hosting customer events in addition to trade shows;


        - Contractor will profile/educate customers and/or providers on AIL products and services at applicable seminars/conferences including those sponsored by * * *; and


        - Contractor will conduct press activities to inform the marketplace and industry of the progress and key successes of AIL Terminal deployment.

        These activities will be undertaken as needed to support the level of marketing and sales activities commensurate with the market forecasts established for each year.



III.    FUNDING

A.      PRE-LAUNCH SERVICES

        Contractor activities (as outlined above) during this phase will not be required to exceed a level of * * * or an equivalent sales value of * * * including non-labor expenses. The Parties will meet on a quarterly basis to plan the activities for the next quarter. The Parties will mutually agree to the expected amount of Contractor effort to be expended in support of that plan. At the quarterly meetings, the Contractor will report on the level of activity actually performed during the preceding quarter. At the first such meeting, the Parties will develop a high-level plan covering the entire phase for initial resource planning purposes. Up to the maximum levels above, the Contractor agrees to support reasonable requests from Astrolink for direct marketing and sales support as a part of these quarterly plans. * * * is recognized by the Parties to be an important source of market and distribution research and planning and a potentially powerful distribution channel for Terminals and services. Consequently, Contractor expects that approximately * * * of this support effort will be performed by * * *. The nature of the support requested over time may increase or decrease that anticipated percentage over the course of this phase.

B.      POST-LAUNCH SERVICES


During the period after the launch of services, the Parties will continue to have quarterly meetings to plan upcoming marketing activities. These plans are expected to be define marketing and sales activities commensurate with the market forecasts established for each year. The level of support under this Agreement over the post-service launch support phase is expected to fall in line with typical industry averages for wholesale marketing of telecommunications equipment (* * * of actual wholesale terminal sales). At the quarterly meetings, ViaSat will report on activities accomplished over the previous quarter.



                                      7-2
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                                   SCHEDULE 8


                       FORM OF SERVICE PROVIDER AGREEMENT


           [TO BE COMPLETED WITHIN SIXTY (60) DAYS AFTER THE EFFECTIVE
                DATE AND ATTACHED IN ACCORDANCE WITH SECTION 8.2]



                                      8-1

                                   SCHEDULE 9


             COUNTRIES WITH CONTRACTOR AND SUBCONTRACTOR FACILITIES


 [TO BE PROVIDED BY CONTRACTOR WITHIN THIRTY (30) DAYS AFTER THE EFFECTIVE DATE]



                                       9-1

                                   SCHEDULE 10


                                ESCROW AGREEMENT


          [TO BE COMPLETED WITHIN THIRTY (30) DAYS AFTER THE EFFECTIVE
               DATE AND ATTACHED IN ACCORDANCE WITH SECTION 10.6]



                                      10-1

                                   SCHEDULE 11


                            KEY CONTRACTOR PERSONNEL


Pursuant to Section 12.5, the following individuals are designated as Key Contractor Personnel:

POSITION                                          NAME
--------                                          ----
PROGRAM MANAGER                                   * * *

PROJECT ENGINEER                                  * * *

LEAD SYSTEMS ENGINEER                             * * *

LEAD SOFTWARE ENGINEER                            * * *



* * * * is ViaSat's Business Area Director for Ka-Band programs. Until such time as he appoints a Program Manager to report to him on this project, Mr. * * * is the Acting Program Manager.



                                      11-1

                                   SCHEDULE 12


                        LIST OF APPROVED SUBCONTRACTORS


As of the Effective Date of the Agreement, the Principal Subcontractors are the only approved Subcontractors. In the event that additional Subcontractors are desired, Contractor shall propose to AIL the addition of Material Subcontractors in accordance with Section 12.9.






                                      12-1

                                   SCHEDULE 13


                                SERVICE STANDARDS


Pursuant to Section 13, Service Standards, the Parties will develop and agree upon meaningful quantitative and qualitative performance standards in accordance with the following schedule:


        - At the PDR, Contractor shall present the basic Service Standard classes and an overview of the possible metrics for each.


        - At the PRR, Contractor shall propose the Service Standard and the associated metrics. The Parties, upon agreement on the proposed Service Standards, shall supersede this Schedule 13 with a revised
             Schedule 13, which incorporates the agreed upon service standards and metrics.





                                      13-1

                                   SCHEDULE 14


The rates and guidelines for expenses and travel set forth on this Schedule 14 apply only to those Services identified in the Agreement that refer to Schedule 14.


                                CONTRACTOR RATES


          Grade                  Category              Hourly Rate
          -----                  --------              -----------
           E 1                   Executive                  * * *

           E 2                 Sr./Lead Eng.                * * *

           E 3                     Eng.                     * * *

           E 4                   Jr. Eng.                   * * *

           T 1              Field Service Eng.              * * *

            T                      Tech                     * * *

            S                     Support                   * * *

Notes:

1) The rates set forth above are in effect through the Contract Year 2001. Thereafter, beginning for Contract Year 2002, Contractor may increase the labor rates at the end of each Contract Year at a percentage rate that does not exceed the percentage change from one Contract Year to another of the Bureau of Labor Standards, Table 3. Employment Cost Index for total compensation for Private Industry workers for Industry, Goods Producing, White Collar.


2) As set forth in the Agreement and the SOW, Contractor shall also be reimbursed in accordance with the above in the event that the engineering support ("Support Services") exceeds * * * for support of the AIL System.


3) Contractor shall also be reimbursed for actual unburdened expenses related to travel, per diem and other related expenses.



                                      14-1

                                   SCHEDULE 15


                            EXTENDED WARRANTY OPTION


Extended Warranty shall be provided in accordance with the Agreement. Pricing for this Extended Warranty shall be proposed by Contractor at the CDR.




                                      15-1

                                   SCHEDULE 16

                               WARRANTY PROCEDURES


This Schedule summarizes Contractor's standard warranty procedures of its commercial VSAT Product, StarWire. As a part of the Product Support Plan set forth in the SOW, Contractor shall tailor this Schedule to reflect AIL's business and in compliance with the SOW.


1.0     PURPOSE

        The Product Support and Service procedure defines the policies, authority, and responsibility for the support of warranty issues, field service, customer observations and responses for improvement of Contractor products.


2.0     SCOPE

        All shipped Contractor systems and products governed by the standard warranty for those products.


3.0     GENERAL POLICIES

        3.1 The Product Support group is the primary contact for all field-related issues.

        3.2 The general warranty policy for Contractor products covers defects in materials and workmanship for one year after shipment.

        3.3 Return Material Authorizations (RMA) are issued from Product Support to process product returns for warranty and out-of-warranty repair, upgrade, and exchanges.

        3.4 All authorized returns are shipped pre-paid to Contractor. Shipping expenses for products returned to the customer are borne by Contractor, unless indicated otherwise by contract.


4.0     GENERAL PROCEDURE

        4.1 The Product Support group receives, logs, and routes customer observations and reports of problems. Reports from this process are distributed to appropriate product groups for disposition.

        4.2 Product Support and the product group relative to the product type and specification investigate customer reports. The results of this investigation are documented and communicated to the Customer.

        4.3 Where applicable, Product Support and/or Product Engineering ensure that corrective action is implemented for the appropriate processes, as required, and the results documented and communicated to the Customer.

        4.4 As a benefit of continuous improvement, Product Support shall periodically inform Customers of upgrade, preventive maintenance, and service opportunities for previously shipped products.



                                      16-1

        4.5 Customer observations and feedback will be evaluated and the results presented to management and department heads in order to identify both constructive and deficient areas of performance.




                                      16-2

                                   SCHEDULE 17


                  POST-WARRANTY SUPPORT AND REPAIR OBLIGATIONS


In the event that the Warranty or the Extended Warranty has expired, Contractor will provide the following services and/or support:


* Spares Support and Pricing proposed by Contractor at CDR and mutually agreed by the Parties.


* Telephone Support at varying levels up to the limits described in the Warranty with pricing to be determined for each level on a Contract Year basis. Telephone support must be subscribed to in at least three (3) month increments.


* Factory repair services. Contractor will accept Terminals returned to factory for repair on a current repair price basis. Customer assumes the expense and risk of loss for transportation.


* On-Site Repair and/or Assistance. In accordance with the then current Field Support Rate plus travel, per diem and other expenses.


A Purchase Order (P.O.) is required from the customer if a Terminal is returned and is out-of-warranty. The Purchase Order must be received prior to product receipt or customer product returns are held in Receiving until the P.O. is processed.



                                      17-3

                                   SCHEDULE 18


                       SEED ORDER DELIVERY REQUIREMENTS

                                      * * *




                                      18-1